UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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ONYX PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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249 E. Grand Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Onyx Pharmaceuticals, Inc., a Delaware corporation (also referred to as “we,” “us,” “Onyx,” and the “Company”). The meeting will be held on Monday, May 21, 2012 at 10:00 a.m., local time, at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, California 94402 for the following purposes:

1. To elect our three nominees for director to hold office until the 2015 Annual Meeting of Stockholders.

2. To approve an amendment to the Company’s 2005 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares.

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is March 22, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 10:00 a.m., local time, on Monday, May 21, 2012 at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, California 94402

The proxy statement and annual report to stockholders are available at

https://materials.proxyvote.com/683399.

The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

Suzanne M. Shema
Secretary

South San Francisco, California

April 2, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as promptly as possible in order to ensure your representation at the meeting. You may vote your shares via a toll-free telephone number or the Internet, by following the instructions on the proxy card. You may also submit your proxy card for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ONYX PHARMACEUTICALS, INC.

249 E. Grand Avenue

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2012 Annual Meeting of Stockholders to be held on Monday, May 21, 2012 at 10:00 a.m. local time at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, California 94402. Our principal executive offices are located at 249 E. Grand Avenue, South San Francisco, CA 94080, and our telephone number is (650) 266-0000.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2011 Annual Report, are being distributed and made available on or about April 2, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 2, 2012 to most stockholders who owned our common stock at the close of business on March 22, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We have sent a Notice of Internet Availability of Proxy Materials to most of our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

Why did I receive a full set of proxy materials instead of a Notice regarding the Internet availability of proxy materials?

We are providing paper copies of the proxy materials to stockholders who have previously requested to receive them. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to https://materials.proxyvote.com/683399 and enroll for online delivery of Annual Meeting and proxy voting materials.

How can I access the proxy materials over the Internet?

You may view and also download our proxy materials, including the 2011 Annual Report, our 2011 Form 10-K and the Notice on our website at www.onyx.com as well as https://materials.proxyvote.com/683399.

How can I vote my proxy over the Internet or by telephone?

Please refer to the proxy card for instructions on, and access information for, voting by telephone or over the Internet.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 22, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 64,173,488 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 22, 2012 your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we recommend that you vote by proxy to ensure your vote is counted if you later decide not to attend the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 22, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account and you should follow such organization’s instructions on how to do so. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

1. Election of our three nominees for director to hold office until the 2015 Annual Meeting of Stockholders;

2. Approval of an amendment to the Company’s 2005 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares;

3. Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

4. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, by mail, by telephone or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are four ways to vote:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote by telephone, call the toll-free telephone number on the proxy card and follow the recorded instructions. You will need to have the control number that appears on your proxy card available when voting.

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To vote over the Internet, access Onyx’s secure website registration page through the Internet, as described on the proxy card, and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 20, 2012.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet, as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card or by submitting a ballot in person at the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 22, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of our three nominees for director; “For” approval of the amendment to the Company’s 2005 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares; “For” the advisory approval of executive compensation; and “For” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Alliance Advisors, LLC will be paid its customary fee of approximately $7,500 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card if your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail, telephone or Internet with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 249 E. Grand Avenue, South San Francisco, CA 94080.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 3, 2012 to our Corporate Secretary at 249 E. Grand Avenue, South San Francisco, CA 94080. If you wish to nominate a director or submit a proposal that is not to be included in next year’s proxy materials, the proposal must be received by the Company between February 20, 2013 and March 22, 2013. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting who, with respect to the proposal to elect directors, will separately count votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

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For the election of our three nominees for Class I directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

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To be approved, Proposal 2, the amendment to the Company’s 2005 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares, must receive a “For” vote from the majority of votes cast either in person or by proxy. Failure to submit a proxy card or vote at the Annual Meeting, or an abstention vote or a broker non-vote will have no effect on the outcome of Proposal 2.

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To be approved, Proposal 3, the advisory approval of the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. Failure to submit a proxy card or vote at the Annual Meeting or a broker non-vote will have no effect on the outcome of Proposal 3.

•

To be approved, Proposal 4, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, must receive a “For” vote from the majority of votes cast either in person or by proxy. Failure to submit a proxy card or vote at the Annual Meeting, or an abstention vote withheld or a broker non-vote will have no effect on the outcome of Proposal 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 64,173,488 outstanding and entitled to vote. Thus, 32,086,744 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Bylaws provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) serves for the remainder of the full term of the class of directors to which he or she was elected and until that director’s successor is elected and qualified. The Board of Directors typically schedules a board meeting on the day of the Annual Meeting of Stockholders and it is our policy to invite current directors and nominees to attend the Annual Meeting. All of the current directors attended the 2011 Annual Meeting of Stockholders.

The Board of Directors is presently composed of eight members. There are three directors in Class I, each of whose term of office expires in 2012. Each of the nominees for election to Class I, Paul Goddard, Ph.D., Antonio J. Grillo-López, M.D and Wendell Wierenga, Ph.D., is currently a member of our Board of Directors. Dr. Goddard has served as a Director since February 1997. Dr. Grillo-López has served as a Director since September 2002. Dr. Wierenga has served as a director since December 1996. All were re-elected by stockholders at the 2009 Annual Meeting. If re-elected at the 2012 Annual Meeting, the nominees would serve until the 2015 Annual Meeting and until that director’s successor is elected and has qualified, or until that director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the meeting. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee proposed by management. Dr. Goddard, Dr. Grillo-López and Dr. Wierenga have each agreed to serve, if elected, and management has no reason to believe that any of them will be unable to serve.

The Nominating and Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company’s business. To that end, the Committee has evaluated the Board’s current members in the broader context of the Board’s overall composition. The Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to the effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of Class II and Class III directors containing information as to why the Committee believes that such director should continue serving on the Board.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING — CLASS I

Paul Goddard, Ph.D., age 62, has served as a Director since February 1997 and is currently the Lead Director of the Company. Dr. Goddard served as Chief Executive Officer of ARYx Therapeutics, a biotechnology company, from April 2005 to November 2011 and has served as its Chairman of the Board of Directors since August 2003. From August 1998 to March 2000, Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, Inc., a biotechnology company and a division of Elan plc. From 1991 to 1998, Dr. Goddard served as Chief Executive Officer and Chairman of the Board of Neurex Corporation, a biotechnology company, until Neurex Corporation was acquired by Elan Corporation plc. Dr. Goddard served on the Board of Directors of Adolor Corporation, a biotechnology company, from October 2000 until December 2011. Dr. Goddard also serves on the Board of Directors of Pathway Corporation, Hemaquest Inc. and A.P. Pharma, Inc., where he is also Chairman of the Board. He completed his Ph.D. in the area of Etiology and Pathophysiology of colon cancer at St. Mary’s Hospital, University of London. Dr. Goddard has extensive knowledge of and experience in the pharmaceutical industry. We believe his service as an executive at numerous publicly traded healthcare companies qualifies him to provide oversight to the Company’s strategic plans, commercial growth, strategic transactions and global expansion and to provide insights into Onyx’s industry and regulatory environment. Dr. Goddard’s substantial experience in executive compensation matters, developed in his tenures as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

Antonio J. Grillo-López, M.D., age 72, has served as a Director since September 2002. Since 2010, Dr. Grillo-López has served as a consultant to Biogen IDEC as well as Optimer Biotech. Between 2007 and 2009, Dr. Grillo-López had served as a consultant to various other biotech companies, including Hexal Pharma; Memgen Pharma; Huya Pharma; and Tracon Pharma. From 2001 to 2008, Dr. Grillo-López served on the Board of Directors of Favrille, Inc. From November 1992 to January 2001, Dr. Grillo-López served as Chief Medical Officer of IDEC Pharmaceuticals Corporation and from January 2001 to November 2003 he held the position of Chief Medical Officer Emeritus of IDEC Pharmaceuticals Corporation. Dr. Grillo-López has been a consultant to the U.S. National Cancer Institute and has served on the Oncologic Drugs Advisory Committee of the U.S. Food and Drug Administration, or FDA. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Grillo-López holds a B.S. and an M.D. from the University of Puerto Rico. We believe that, by virtue of his medical degree and industry experience, Dr. Grillo-López is well-qualified to provide guidance and oversight to the Company’s clinical and regulatory strategies and to its portfolio management. The Nominating and Governance Committee also believes he is well-qualified to advise the Company regarding evaluation of product candidates in potential strategic transactions.

Wendell Wierenga, Ph.D., age 64, has served as a Director since December 1996. Since June 2011, Dr. Wierenga has served as Executive Vice President of Research and Development of Santarus, Inc., a specialty pharmaceutical company. From January 2007 to June 2011, Dr. Wierenga served as Executive Vice President of Research and Development of Ambit Biosciences Corporation, a biopharmaceutical company. From September 2003 to December 2006, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc., a biotechnology company. From June 2003 to June 2006, Dr. Wierenga served on the Board of Directors of Ciphergen Biosciences (now Vermillion, Inc.). From September 2000 to August 2003, Dr. Wierenga served as the Chief Executive Officer of Syrrx, Inc., a biotechnology company. From February 1999 to August 2000, Dr. Wierenga served as Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development for the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a subsidiary of Pfizer Inc, and from 1990 to 1999 as Senior Vice President of Research of Parke-Davis. Dr. Wierenga served as Vice President of Medtech Ventures of Warner-Lambert, an investment fund, from 1992 to 2000. Dr. Wierenga also serves on the Board of Directors of Cytokinetics, Inc. and XenoPort, Inc. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in chemistry from Stanford University. We believe Dr. Wierenga’s scientific training and experience qualify him to provide oversight of the Company’s clinical- stage product candidates, and clinical and regulatory strategies. The Committee further believes he is well-qualified to provide the Company with guidance regarding its early-stage pipeline and managing research and development investment decisions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF OUR NOMINEES FOR DIRECTOR

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING — CLASS II

Corinne H. Nevinny, age 52, has served as a Director since October 2005. Ms. Nevinny is currently General Partner of LMNVC LLC, a privately held venture firm, a position she has held since October 2010. Since December 2010 she has also served as acting President and CFO for Fight 2 B Fit, Inc., a privately held fitness company. From September 2009 to August 2010, she served as General Manager, Cardiac Surgery and Vascular, at Edwards Lifesciences Corporation, a leading cardiovascular technology company. Prior to assuming that position, she was President of Global Operations from December 2005 until September 2009. Ms. Nevinny served as Corporate Vice President, Chief Financial Officer and Treasurer of Edwards Lifesciences Corporation from March 2003 until December 2005. From 1998 until 2003, Ms. Nevinny was Vice President and Chief Financial Officer of Tularik, Inc, a biotechnology company. From 1996 until 1998, Ms. Nevinny was Executive Director for the health care group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny also serves on the

Board of Directors of Neurocrine Biosciences, Inc., a biopharmaceutical company, as well as three private companies. Ms. Nevinny received her undergraduate degree from Stanford University and her M.B.A. from Harvard Business School. We believe her leadership positions with publicly-traded healthcare companies qualify her to provide insight and guidance for a wide variety of the Company’s activities, including its financial and commercial strategies, global sales of the Company’s products and strategic transactions. Her education and experience qualify Ms. Nevinny to serve as an “audit committee financial expert” (as that term is defined in Item 407(d)(5) of Regulation S-K) and to provide oversight of the Company’s financial strategies.

Thomas G. Wiggans, age 60, has served as a Director since March 2005. Mr. Wiggans has served as Chief Executive Officer and Director of Dermira, Inc. since August 2010, a biotechnology company he co-founded in 2010. Mr. Wiggans served as Chairman of the Board of Directors from August 2007 until September 2009 and as Chief Executive Officer from August 2008 until September 2009, of Peplin, Inc., a biotechnology company, when it was acquired by LEO Pharma of Copenhagen, Denmark. In 2007, Mr. Wiggans served on various boards including Onyx and prior to that, Mr. Wiggans served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994 until December 2006, and as Chairman of the Board from January 2006, until December 2006, when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as a Director of Sangamo Biosciences and Somaxon Pharmaceuticals, as well as a private company. He also serves on the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans has extensive knowledge of the biotechnology industry. He has served in leadership positions with biotechnology companies during key growth periods and has developed and launched multiple pharmaceutical products. We believe his experience qualifies him, among other things, to provide oversight of the Company’s strategies for developing markets and growing revenues.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING — CLASS III

N. Anthony Coles, M.D., age 51, was appointed President, Chief Executive Officer and a Director, effective March 31, 2008. From May 2006 to March 2008, Dr. Coles was President, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Co., Inc., most recently as Vice President of the Hypertension and Heart Failure Business Group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine. Dr. Coles is also a member of the board of directors for Laboratory Corporation of America, as well as Campus Crest Communities, Inc., both NYSE traded companies. He is also a member of the board of the Biotechnology Industry Organization. In his leadership positions at several public companies, Dr. Coles has managed pharmaceutical product pipelines, overseen launches of numerous pharmaceutical products, and built commercial organizations. In addition, he has been responsible for strategic planning and corporate development at several public biotechnology and biopharmaceutical companies. We believe Dr. Coles’ dual role as an executive officer and director of Onyx gives him unique insights into the day-to-day operations of the Company, a practical understanding of the issues and opportunities that face the Company, and its strategic planning, commercial growth, and strategic transactions.

Magnus Lundberg, age 55, has served as a Director since June 2000. Since September 2011, Mr. Lundberg has served as the non-executive director of Altos Medical AB, a medical device company. From April 2004 to August 2011, when the company was acquired by Thermo Fisher, Mr. Lundberg served as President and Chief Executive Officer of Phadia AB, a privately held diagnostic company, From March 1999 to April 2004, Mr. Lundberg served as President and Chief Executive Officer of Phadia AB, while it was a division of Pfizer. From September 1996 to March 1999, Mr. Lundberg served as President of both Chiron Therapeutics and Chiron Vaccines, each a division of Chiron Corporation, a biotechnology company. From 1981 to 1996, Mr. Lundberg held various management positions at Pharmacia Corporation, a pharmaceutical company acquired by Pfizer in 2003. Mr. Lundberg holds an M.Sc. in Biology and Biochemistry from Abo Akademi in Turku, Finland. Mr. Lundberg has served in leadership positions in several international companies, which we believe qualifies him, among other things, to provide valuable input to and oversight of the Company’s global activities. He has experience managing companies to profitability and sustained growth and has overseen strategies for developing and balancing product pipelines. Mr. Lundberg’s education and experience satisfy the financial literacy requirements of The NASDAQ Stock Market, L.L.C. (“NASDAQ”) applicable to Audit Committee members.

William R. Ringo, age 66, was appointed as a Director effective February 3, 2011. Mr. Ringo currently serves as Executive Partner at Sofinnova Ventures and Senior Advisor to Barclays Capital. From April 2008 until his retirement in April 2010, Mr. Ringo served as Senior Vice President of Strategy and Business Development for Pfizer. From August 2004 to April 2006, Mr. Ringo served as the President and Chief Executive Officer of Abgenix, a biotechnology firm focused on developing human antibodies to treat cancer that was acquired by Amgen in April 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions at Eli Lilly & Company, serving as Product Group President for Oncology and Critical Care, President of the Infectious Diseases business unit, and Vice President of Sales and Marketing for U.S. Pharmaceuticals. Mr. Ringo has over 35 years of experience in the pharmaceutical, biotechnology and financial industries. Mr. Ringo holds a bachelor’s degree and master’s in business administration from the University of Dayton. He is the current chairman of Sangamo BioSciences and serves as a director on the Alvine Pharmaceuticals, Inc. and BioCrossroads boards. We believe that Mr. Ringo’s experience in growing oncology businesses will enable him to advise the Company in its development and commercialization of oncology products. In his leadership positions with pharmaceutical companies, Mr. Ringo has been responsible for creating and implementing strategies for launching products and growing markets. We believe that his experience qualifies him to guide the Company’s strategies and operational decisions related to its commercial efforts, including its planned launch of carfilzomib. Mr. Ringo’s education and experience satisfy the financial literacy requirements of NASDAQ applicable to Audit Committee members.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Onyx has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the Board and the responsibilities of various Board committees. These Guidelines are available, along with other important corporate governance materials, on our website http://www.onyx.com/investors/corporate-governance; however, information found on our website is not incorporated by reference into this proxy statement. The Guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

The Guidelines specifically require, among other things, that:

•	A majority of the directors must be independent.

•	The Board appoints all members of the Board committees.

•	The Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

•	The independent directors meet in executive session at least twice a year.

The Guidelines were adopted and are periodically reviewed by the Board to, among other things, maintain and ensure compliance with legal and regulatory requirements, including applicable NASDAQ listing standards and rules, as well as, evolving corporate governance best practices.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the listed company’s board of directors. Our Board consults with legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, if any, the Board has affirmatively determined that none of our directors or nominees for director have a material or other disqualifying relationship with the Company and all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Coles, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in fiscal year 2011 our independent directors met a total of four times in regularly scheduled executive sessions at which only independent directors were present. Our Board committees also met regularly in executive sessions at which only independent directors were present. Persons interested in communicating with our independent directors regarding specific concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of: Onyx Pharmaceuticals, Inc., 249 E. Grand Avenue, South San Francisco, CA 94080, ATTENTION: Corporate Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Governance Committee.

BOARD LEADERSHIP STRUCTURE

Dr. Goddard serves as our Board of Directors’ lead independent director. Currently, meetings of the Board are generally chaired by the lead independent director or, at his request, Dr. Coles, the Company’s President and Chief Executive and also a member of the Board. The position of chairperson of the Board is currently vacant.

The Board appointed Dr. Goddard as the lead independent director to reinforce the independence of the Board as a whole for purposes of calling and conducting meetings of the Board. The Company believes that the lead independent director helps ensure the effective independent functioning of the Board in its oversight responsibilities. The lead independent director is empowered to, among other things, preside over Board meetings at which the chairperson is not present, including, if applicable, executive sessions of the independent directors, serve as a liaison between the Chief Executive Officer and/or chairperson, approve information to be sent to the Board, if requested to do so by the Board, approve proposed meeting agendas and schedules and call meetings of the Board and/or independent directors.

While the Board does not currently have a chairperson, the Company has not adopted any policy regarding the chairperson’s independence, and would consider appointing either an independent or non-independent director as chairperson, depending on what the Board determined to be in the best interests of the Company and its stockholders. The Company believes that having the President and Chief Executive Officer serve also as a director helps to ensure that the Board and management act with a common purpose, and that Dr. Coles helps to act as a bridge between management and the Board, facilitating the regular flow of information and providing the Board with valuable insight into the day-to-day operations of the Company. For similar reasons, the Company does not preclude that the President and Chief Executive could additionally serve as chairperson of the Board.

Combining the positions of Chief Executive Officer and Board chairperson could also offer the advantage of providing a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In appropriate circumstances, the Board would also consider appointing an independent director as chairperson of the Board, which may have the advantage of creating an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Company also believes that regardless of the chairperson’s independence, it may be advantageous to have a Board chairperson who has history with and knowledge of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 2011 our Board of Directors held eight meetings. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal year ended December 31, 2011 for each of the Board committees:

Name	Audit	Compensation	Nominating and Governance
N. Anthony Coles, M.D.
Paul Goddard, Ph.D.		X*
Antonio Grillo-López, M.D.			X
Magnus Lundberg	X
Corinne H. Nevinny	X*
William Ringo	X		X
Wendell Wierenga, Ph.D.		X	X*
Thomas G. Wiggans		X

Total meetings in fiscal year 2011	6	7	3

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel and other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ listing requirements regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in his or her service as a member of our Board and the committees on which he or she serves.

AUDIT COMMITTEE

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our quarterly reports on Form 10-Q and Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to scope, adequacy and effectiveness of financial reporting controls; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules and the Company’s code of conduct, including reviewing and approving related-party transactions.

The Audit Committee has adopted a written Audit Committee Charter that has been approved by the Board of Directors. Our Audit Committee Charter can be found on our corporate website at http://www.onyx.com/file.cfm/297/docs/audit_comm_charter.pdf however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board of Directors has determined that Ms. Nevinny qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Nevinny’s level of knowledge and experience based on a number of factors, including her formal education and experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves our overall compensation and benefits strategy, policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of executive officers and other senior management, if necessary; and administers our equity incentive and purchase plans. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Our Compensation Committee Charter can be found on our corporate website at http://www.onyx.com/file.cfm/297/docs/comp_comm_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

Our Compensation Committee Charter requires the Committee to meet a minimum of two times per year. However, historically the Committee has met with greater frequency. Executive sessions are regularly held at the Compensation Committee meetings. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee Charter grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting and other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2011, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company specializing in the technology and life sciences industries. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•

assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including executive compensation, equity compensation, and board compensation.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also worked with certain members of our management to better assess the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes for talent. Radford developed recommendations which were presented to the Compensation Committee for its consideration. Following an active dialogue, the Compensation Committee approved the recommendations made by Radford for executives other than the Chief Executive Officer, and recommended that the Board approve the recommendations for the Chief Executive Officer. Such recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its Charter, the Compensation Committee may form, and delegate authority to, subcommittees and to management, as appropriate. The Compensation Committee has granted to certain authorized delegates, the Company’s Chief Executive Officer, Chief Financial Officer and the Senior Vice President, Global Human Resources, the authority to grant stock options to non-executive officer employees and consultants within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. In 2007, the Compensation Committee’s delegated authority to grant restricted stock awards to non-executive officer employees and consultants was further delegated to the Company’s Chief Executive Officer within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely grant of options and restricted stock awards to employees, particularly new employees. All stock option and restricted stock awards granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, the authorized delegates may not grant options or restricted stock awards to himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as the evaluation of the Company’s performance of corporate objectives and individual executive’s performance of certain individual goals, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of performance is conducted by the Compensation Committee, which recommends any adjustments to compensation, as well as awards to be granted, to the Board for approval. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending incumbent directors to the Board for reelection to the Board, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles. Our Nominating and Governance Committee charter can be found on our corporate website at http://www.onyx.com/file.cfm/297/docs/nominating_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the Board, are reviewed in the context of the current composition of the Board, our strategic goals, operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and any other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. While we do not have a formal diversity policy for selecting Board members, our Nominating and Governance Committee believes it is important that the members of our Board collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan for the future. We broadly construe diversity to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board at that point in time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee also reviews the directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the case of candidates for vacancies on the Board, the Nominating and Governance Committee uses its and the Board of Directors’ network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee discusses and considers the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board and for inclusion in the proxy statement may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 249 E. Grand Avenue, South San Francisco, CA 94080 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s various processes for managing risk. The Board administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that address risks associated with their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing risk exposure in the Company’s strategic plans, development programs, corporate goals and operating plans, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The Audit Committee meets periodically with our Chief Compliance Officer and also monitors the Company’s compliance with various legal and regulatory requirements, our whistleblower system, in addition to oversight of the performance of our audit function. Beginning in 2012, our Nominating and Governance Committee will assume from the Audit Committee the oversight and review of our guidelines and policies with respect to risk assessment and risk management (except for major financial risk exposures, which will remain subject to review and oversight by the Audit Committee) and the steps taken by management to monitor and control these exposures. In addition, the Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines and policies, as well as, the Board’s self-assessment of its own effectiveness. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In addition, the Board meets with certain members of our executive team, including the heads of our business, compliance and legal functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the fiscal year ended December 31, 2011. All directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may direct communications to a particular director or to the independent directors generally, to the attention of Investor Relations, in care of: Onyx Pharmaceuticals, Inc., 249 E. Grand Avenue, South San Francisco, CA 94080.

CODE OF CONDUCT

We have a Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.onyx.com/about-us/corporate-responsibility/code-of-conduct; however, information found on our website is not incorporated by reference into this proxy statement. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION OF DIRECTORS

During the fiscal year ended December 31, 2011, each of our non-employee directors received an annual retainer of $30,000 and the lead independent director received an annual retainer of $55,000. In addition, the chair of each of the Audit, Compensation and Nominating and Governance Committees received an additional annual retainer of $24,000, $15,000 and $10,000, respectively, and each committee member (other than committee chairs) of each of the Audit, Compensation and Nominating and Governance Committees received an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Each director also received $2,500 for attending each Board of Directors meeting in person or telephonically. In addition, each director receives an additional $1,500 for attending each Board of Directors meeting in person or telephonically above 10 meetings per year. Each director on the Audit, Compensation and Nominating and Governance Committees receives an additional $1,500 for attending each Audit, Compensation and Nominating and Governance Committees in person or telephonically above 10, 8 and 6 meetings, respectively, per year. For the fiscal year ended December 31, 2011, the total cash compensation paid to non-employee directors was $470,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings.

The 2005 Equity Incentive Plan provides that each new member of our Board will be granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the Board and that, on the last business day of March each year, each continuing non-employee director receives an option to purchase 5,000 shares of common stock and a restricted stock award covering 3,000 shares of common stock, with such numbers of shares reduced pro rata if such non-employee Board member has served on the Board for less than one year.

During fiscal year 2011, we granted options to purchase an aggregate of 50,767 shares of common stock at a weighted average exercise price per share of $35.74 and aggregate restricted stock award covering 18,460 shares of common stock to our non-employee directors pursuant to the 2005 Equity Incentive Plan at a grant date market price per share of $35.18.

The following table provides information regarding compensation of non-employee directors who served during the fiscal year ended December 31, 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)
Paul Goddard, Ph.D.	$90,000	$78,802	$105,540
Antonio J. Grilló-Lopez, M.D.	47,500	78,802	105,540
Magnus Lundberg	62,000	78,802	105,540
Corinne H. Nevinny	76,500	78,802	105,540
William R. Ringo	69,500	337,604	16,183
Wendell Wierenga, Ph.D.	67,500	78,802	105,540
Thomas G. Wiggans	57,500	78,802	105,540

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair values as determined pursuant to Accounting Standards Codification (“ASC”) Topic 718 for option and stock awards granted in fiscal year 2011. The assumptions used to calculate the value of option awards are set forth under Note 15 of the Notes to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on February 27, 2012.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

The Board of Directors is requesting stockholder approval of an amendment to the Company’s 2005 Equity Incentive Plan (“the “Incentive Plan”) to effect the following principal changes:

•	Add an additional 2,000,000 shares to the number of shares of our common stock authorized for issuance under the Incentive Plan;

•	Increase the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options to 19,260,045 shares; and

•	Make certain clarifying changes for ease of administration and conformity with applicable law.

In March 2012, the Board of Directors amended the Incentive Plan, subject to stockholder approval, to reflect these provisions.

Why You Should Vote for the Incentive Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy

The Incentive Plan is critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis beginning on page 38 of this proxy statement, equity incentive awards are central to our compensation program. Equity compensation represents the largest at-risk component of our executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth.

Our equity incentive program is broad-based and equity incentive awards are also an important component of our non-executive employees’ compensation.

Our Compensation Committee and Board believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the extraordinarily talented employees necessary for our continued growth and success. The Board of Directors increased the share reserve to ensure that we have a sufficient number of shares to continue to utilize a broad array of equity incentives in order to secure and retain the services of our and our affiliates’ employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts toward our success.

We Manage Our Equity Incentive Award Use Carefully and Dilution Is Reasonable

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. Our commitment to a carefully managed equity incentive program is demonstrated by the following facts:

•	As of March 22, 2012 and including the additional 2,000,000 shares requested in this Proposal 2, our full dilution (as defined below) is less than 18%.

•

Our historical three-year average burn rate, as calculated by Institutional Shareholder Services, or ISS, is 3.93%, which is well below the 7.49% cap that ISS applies to Russell 3000 companies in our GICS industry group (Pharmaceuticals & Biotechnology).

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We have managed our equity incentive award usage prudently while adding important capabilities to the company. Since the end of 2008, we have added approximately 275 employees, a compounded annual growth rate of approximately 30%, without exceeding the available equity compensation pool.

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Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

The following table shows our responsible historical dilution and burn rate percentages.

As of December 31	2011	2010	2009
Full Dilution (1)	17.11%	16.53%	14.34%
Gross Burn Rate (2)	3.79%	3.61%	2.88%

(1)	Full dilution is (shares available for grant + shares subject to outstanding equity incentive awards)/(common stock outstanding + shares available for grant + share subject to outstanding equity incentive awards).

(2)	Gross Burn Rate is (shares subject to options granted + shares subject to other equity incentive awards granted)/weighted average common shares outstanding.

The Size of Our Share Reserve Increase Request Is Reasonable

If our request to increase the share reserve of the Incentive Plan by 2,000,000 shares is approved, we will have approximately 3,494,516 shares available for grant after our annual meeting, which we anticipate being a one-year pool of shares and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees. We anticipate returning to stockholders for additional shares in 2013.

We ask that you consider the following as context for the recommended increase in the share reserve:

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During 2011, our Board granted restricted share units that vest solely upon the attainment of specific performance objectives to all our executive officers and during 2012, our Board granted restricted share units to all vice-president level employees and above that vest solely upon the attainment of specific performance objectives. These grants are in line with our philosophy to link pay to corporate performance and to link the interests of participants in the Incentive Plan with the interests of our stockholders.

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Our stockholders have the opportunity to judge our executive compensation practices again this year through our annual advisory vote on executive compensation (Proposal 3). Last year, our advisory vote on executive compensation was approved by over 80% of the votes cast for the proposal.

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Our equity incentive award program is designed to align the interests of our employees with those of our stockholders to achieve and sustain stock price growth. We believe our strategy is working. Our one-year total shareholder return, or TSR, as of December 31, 2011 was 19.2% as compared to the median TSR of Russell 3000 companies in our GICS industry group (Pharmaceuticals & Biotechnology) of -6.98%. Additionally, our employee turn over has been very low relative to our industry group. Employees are the main driver of our growth and equity incentive awards are a key motivator to our employees.

The Incentive Plan Combines Compensation and Governance Best Practices

The Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	Repricing is not allowed. The Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

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Stockholder approval is required for additional shares. The Incentive Plan does not contain an annual “evergreen” provision. The Incentive Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares. Since our stockholders approved the Incentive Plan at our 2005 annual meeting, we have submitted proposals for only modest increases to the share reserve, and our stockholders have approved our proposals with over 70% of the votes cast.

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Reasonable share counting provisions. In general, when awards granted under the Incentive Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock received from the exercise of stock options or withheld for taxes will not be returned to our share reserve.

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Reasonable limit on full value awards. The Incentive Plan limits the number of shares of common stock available for outright stock grants or other full value share awards payable in the form of common stock that require no purchase by the participant by providing that each share issued pursuant to one of these types of awards reduces the number of shares available for grant by 1.6 shares.

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No liberal change in control provisions. The definition of change in control in our Incentive Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

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No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	Independent directors. Our Compensation Committee consists entirely of independent directors, and our Board consists of seven independent directors and our Chief Executive Officer.

Summary of the Incentive Plan

The following is a summary of the material terms and provisions of the Incentive Plan. This summary, however, does not purport to be a complete description of the Incentive Plan. The Incentive Plan has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Incentive Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Onyx Pharmaceuticals, Inc., 249 East Grand Avenue, South San Francisco, California 94080.

General

The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (collectively, the “stock awards”). The Incentive Plan also provides the ability to grant performance stock awards and performance cash awards (together, the “performance awards”) that may qualify the compensation attributable to those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as explained in greater detail below.

Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

Our Board adopted the Incentive Plan to provide a means to secure and retain the services of our and our affiliates’ employees, directors, and consultants, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with our stockholders.

Administration

Our Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the authority to construe and interpret the Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the awards. All stock awards granted under the non-discretionary non-employee director grant program are made in strict compliance with its express provisions.

Our Board has the authority to delegate some or all of the administration of the Incentive Plan (except the non-discretionary grant program) to a committee or committees composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither our current or former officer nor our current employee, does not receive any remuneration from us other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from us (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. The Board may also delegate certain limited granting powers to one or more of our officers. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself. In accordance with the provisions of the Incentive Plan, the Board has delegated administration of the Incentive Plan to the Compensation Committee.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Incentive Plan, the Board does not have the authority to reprice any outstanding stock awards or to cancel and re-grant any outstanding stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

As of February 15, 2012, all eight of our executive officers, all seven of our non-employee directors and all of our 440 regular employees were eligible to participate in the Incentive Plan. Incentive stock options may be granted under the Incentive Plan only to our and our affiliates’ employees (including officers). Our and our affiliates’ employees (including officers), non-employee directors and consultants are eligible to receive all other types of stock awards and performance awards (including performance cash awards) under the Incentive Plan. However, participation in the non-discretionary grant program is limited to the seven non-employee directors (see “Non-Discretionary Grant Program” below).

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and any of our other equity plans) may not exceed $100,000. Subject to this proposal, the maximum numbers of shares that may be issued upon the exercise of incentive stock options may not exceed 19,260,045 shares.

No employee may be granted options and/or stock appreciation rights under the Incentive Plan covering more than 1,000,000 shares of common stock during any calendar year. This limitation assures that any deductions to which we would otherwise be entitled either upon the exercise of stock options or stock appreciation rights granted under the Incentive Plan, or upon the subsequent sale of the shares acquired under those awards, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

In general, at least 90% of the total number of shares of common stock subject to the Incentive Plan must be issued pursuant to (a) the exercise of options or stock appreciation rights that vest at a rate no more favorable to participants than over one year of service, and (b) stock purchase awards, stock bonus awards, stock unit awards or other stock awards that vest at a rate no more favorable to participants than over three years of service, or (c) performance stock awards that require one year of service. As further discussed below for each stock award, exceptions to this minimum vesting requirement apply in the event of death, disability, retirement, a corporate transaction, or a change in control.

Stock Subject to the Incentive Plan

Subject to this Proposal, the maximum number of shares of common stock available that may be issued under the Incentive Plan is 19,260,045. This share reserve consists of (a) 17,260,045 shares currently reserved for issuance under the Incentive Plan, plus (b) an additional 2,000,000 shares subject to approval of the stockholders at the Annual Meeting. The number of shares of common stock reserved for issuance under the Incentive Plan will be reduced by (1) one share for each share of common stock issued pursuant to an option or stock appreciation right with respect to which the stock price is at least 100% of the fair market value of the stock on the date of grant and (2) 1.6 shares for each share of common stock issued pursuant to a stock purchase award, stock bonus award, stock unit award or other stock award, or a stock appreciation right with respect to which the strike price is less than 100% of the fair market value of the stock on the date of grant.

As of March 31, 2012, 8,004,971 shares of common stock were subject to outstanding options under the Incentive Plan and 1,657,993 shares of common stock remained available for future issuance.

If stock awards granted under the Incentive Plan expire or otherwise terminate without being exercised in full, are forfeited or repurchased for failure to vest, or are settled in cash, the shares of common stock not acquired or forfeited or repurchased pursuant to such awards again become available for subsequent issuance under the Incentive Plan. To the extent there is issued a share of common stock pursuant to a stock award that counted as more than one share against the number of shares available for issuance under the Incentive Plan and such share of common stock again becomes available for issuance under the Incentive Plan as described in the preceding sentence, then the number of shares of common stock available for issuance under the Incentive Plan will increase by 1.6 shares.

If any shares subject to a stock award granted under the Incentive Plan are not delivered to a participant because (a) the stock award is exercised through a reduction in the number of shares subject to the stock award, (b) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of common stock, or (c) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will not remain available for subsequent issuance under the Incentive Plan. Finally, if the exercise price of a stock award is satisfied by tendering shares of common stock held by a participant, the number of shares so tendered will not remain available for subsequent issuance under the Incentive Plan.

Terms of Options

Options may be granted under the Incentive Plan pursuant to stock option agreements adopted by our Board. The following is a description of the permissible terms of options under the Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. As of March 22, 2012, the closing price of our common stock as reported on the NASDAQ Global Market was $37.10 per share.

Consideration. The exercise price of options granted under the Incentive Plan may, at the discretion of the Board, be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of our common stock, (d) pursuant to a net exercise arrangement (for nonstatutory stock options only), or (e) in any other form of legal consideration acceptable to the Board.

Vesting. Options granted under the Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with us or our affiliates, whether this service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the Incentive Plan may be subject to different vesting terms. However, options granted under the Incentive Plan generally may not vest at a rate more favorable to the optionholder than over a one year period measured from the date of grant (or the date of hire for newly-hired participants), except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the time during which an option may vest or be exercised.

Term. The maximum term of options granted under the Incentive Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the Incentive Plan generally terminate three (3) months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months after termination; (b) the participant dies before the participant’s service has terminated, or within three months after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months after the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. A participant in the Incentive Plan may not transfer an option other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument permitted under applicable law. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Board may grant nonstatutory stock options that are transferable in certain limited instances. We may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Incentive Plan pursuant to stock appreciation rights agreements adopted by our Board.

Exercise. Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, a combination of cash and stock, or any other form of consideration determined by the Board.

Strike Price. The strike price of stock appreciation rights granted as a stand-alone or tandem stock award may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Board. However, stock appreciation rights granted under the Incentive Plan generally may not vest at a rate more favorable to the participant than over a one year period measured from the date of grant (or the date of hire for newly-hired participants), except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the time during which a stock appreciation right may be exercised.

Term. The maximum term of stock appreciation rights granted under the Incentive Plan is 10 years.

Termination of Service. Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three (3) months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the Incentive Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively, adopted by our Board.

Purchase Price. If required by law, the purchase price for stock purchase awards must be at least the par value of our common stock.

Consideration. The purchase price for stock purchase awards may be payable in (a) cash or check, (b) past or future services rendered to us or an affiliate, or (c) any other form of legal consideration acceptable to the Board. The Board may grant stock bonus awards in consideration for (a) past or future services rendered to us or an affiliate, or (b) any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock acquired under a stock purchase or stock bonus award may be subject to a repurchase option in our favor or forfeiture to us in accordance with a vesting schedule as determined by the Board. However, stock purchase awards and stock bonus awards granted under the Incentive Plan generally may not vest at a rate more favorable to the participant than over a three (3)-year period measured from the date of grant, except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service. Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer. Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the Incentive Plan pursuant to stock unit award agreements adopted by our Board.

Consideration. The purchase price (if any) for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards. A stock unit award may be settled by the delivery of shares of our common stock, cash, a combination of stock and cash, or in any other form of consideration determined by the Board. At the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock (or cash equivalent) subject to the stock unit award after vesting.

Vesting. Stock unit awards vest at the rate specified in the stock unit award agreement as determined by the Board. However, stock unit awards granted under the Incentive Plan generally may not vest at a rate more favorable to the participant than over a three-year period measured from the date of grant, except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of a stock unit award.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a stock unit award.

Termination of Service. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Performance Awards

General. The Incentive Plan is designed to allow the Board to issue performance stock awards and performance cash awards that qualify as performance-based compensation that is not subject to the $1,000,000 income tax deductibility limitations imposed by Section 162(m) of the Code, if certain conditions are met.

Performance Goals. To permit us to grant compensation attributable to stock awards that qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may structure these awards so that they are only granted, vest or become exercisable upon the achievement of certain pre-established performance goals. However, performance stock awards granted under the Incentive Plan generally require the completion of one year of service measured from the beginning of a performance period, except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Performance goals may be based on any one of, or a combination of, the following: (a) earnings per share; (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization (EBITDA);

(d) net earnings; (e) return on equity; (f) return on assets, investment, or capital employed; (g) operating margin; (h) gross margin; (i) operating income; (j) net income (before or after taxes); (k) net operating income; (l) net operating income after tax; (m) pre- and after-tax income; (n) pre-tax profit; (o) operating cash flow; (p) sales or revenue targets; (q) increases in revenue or product revenue; (r) expenses and cost reduction goals; (s) improvement in or attainment of expense levels; (t) improvement in or attainment of working capital levels; (u) economic value added; (v) market share; (w) cash flow; (x) cash flow per share; (y) share price performance; (z) debt reduction; (aa) implementation or completion of projects or processes; (bb) customer satisfaction; (cc) total stockholder return; (dd) stockholders’ equity and (ee) other measures of performance selected by the Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. Adjustments in the method of calculating the attainment of performance goals may be made as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

Annual Limitation. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 1,000,000 shares of common stock. The maximum benefit to be received by a participant in any calendar year attributable to performance cash awards may not exceed $2,000,000.

Terms of Other Stock Awards

General. The Board may grant other stock awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the Incentive Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of our common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the Incentive Plan.

Vesting. Other stock awards granted under the Incentive Plan generally may not vest at a rate more favorable to the participant than over a three year period measured from the date of grant, except in the event of death, disability, retirement, certain corporate transactions, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of such stock awards.

Non-Discretionary Grant Program

The non-discretionary grant program under the Incentive Plan provides for the automatic grant of stock options and stock bonuses to non-employee directors over their period of service on the Board. These stock awards will be granted as follows:

Initial Option Grant. Each new non-employee director will, at the time of his or her initial election or appointment to the Board, receive an option to purchase 20,000 shares of our common stock.

Annual Awards. On the last business day of March each year, each continuing non-employee director will receive a combination of an option to purchase 5,000 shares of our common stock and a stock bonus award covering 3,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director has served on the Board for less than one year. The number of shares of our common stock subject to each such annual option and stock bonus award will be rounded down to the next whole share.

Terms of Non-Discretionary Options. The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. The maximum term of options granted under the non-discretionary grant program is ten years. The remaining terms and conditions of each option are set forth in an option agreement in the form adopted from time to time by the Board.

Terms of Non-Discretionary Stock Bonus Awards. Stock bonus awards are granted in consideration for past or future services rendered to us. The remaining terms and conditions of each stock bonus award are set forth in the stock bonus award agreement in the form adopted from time to time by the Board.

Corporate Transactions. In the event of (a) certain significant corporate transactions, or (b) certain acquisitions of our securities representing more than 50% of our combined voting power, the vesting of stock awards granted under the non-discretionary grant program will automatically accelerate in full and any options not exercised at or prior to the effective date of such transaction will terminate.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (a) the maximum number and/or class of securities issuable under the Incentive Plan, (b) the maximum number and/or class of securities that may be issued under the Incentive Plan pursuant to the exercise of incentive stock options (c) the maximum number and/or class of securities for which any one person may be granted stock awards per calendar year, (d) the number and/or class of securities for which stock awards are subsequently to be made under the non-discretionary grant program to new and continuing non-employee directors, and (e) the number and/or class of securities and the price per share in effect under each outstanding stock award under the Incentive Plan.

Corporate Transactions; Changes in Control

The following provisions will apply to stock awards granted under the Incentive Plan (except those granted under the non-discretionary grant program), unless otherwise provided in a written agreement between the participant and us or an affiliate. In the event of certain significant corporate transactions, all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company), and any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to such stock awards may be assigned to our successor (or its parent company, if any) in connection with such transaction. If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions (and the lapsing of any reacquisition or repurchase rights) of such stock awards will be accelerated in full and such awards will be terminated if not exercised at or prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights will not terminate and may continue to be exercised notwithstanding such transaction).

The Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (a) the value of the property that the holder would have received upon exercise of the stock award, over (b) the exercise price otherwise payable in connection with the stock award.

A significant corporate transaction generally will be deemed to occur in the event of (a) a sale of all or substantially all of our and our subsidiaries’ consolidated assets, (b) a sale of at least 90% of our outstanding securities, (c) a merger or consolidation in which we are not the surviving corporation, or (d) a merger or consolidation in which we are the surviving corporation, but shares of our outstanding common stock are converted into other property by virtue of the corporate transaction.

The Board has the discretion to provide that a stock award under the Incentive Plan will vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with us or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the Incentive Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

The acceleration of a stock award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control over us.

Duration, Termination and Amendment

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Incentive Plan will terminate on April 17, 2015.

The Board may amend or modify the Incentive Plan at any time, subject to any required stockholder approval. However, except as otherwise provided in the Incentive Plan, no amendment or termination of the Incentive Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant. Stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the Incentive Plan, (b) materially expands the class of individuals eligible to receive stock awards under the Incentive Plan, (c) materially increases the benefits accruing to the participants under the Incentive Plan or materially reduces the price at which shares of common stock may be issued or purchased under the Incentive Plan, (d) materially extends the term of the Incentive Plan, or (e) expands the types of awards available for issuance under the Incentive Plan.

The Board also may submit any other amendment to the Incentive Plan for stockholder approval, including amendments, intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Stock Purchase Awards and Stock Bonus Awards. A participant acquiring restricted stock under a stock purchase award or a stock bonus award generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and the participant’s purchase price, if any. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired.

Upon the disposition of shares acquired pursuant to a stock purchase award or stock bonus award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which ordinary income is recognized by the participant.

Stock Unit Awards. No taxable income is recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to stock purchase awards, stock bonus awards, stock unit awards, performance stock awards, and performance cash awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or vests or becomes exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the Compensation Committee certifies in writing prior to the grant, vesting or exercise of the award that the performance goal has been satisfied, and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Awards Granted Under the Incentive Plan

The following table sets forth, for each of the individuals and various groups indicated, the number of shares of our common stock subject to awards granted under the Incentive Plan as of March 22, 2012

2005 Equity Incentive Plan

Name	Number of shares subject to awards - Options	Number of stock awards outstanding
Paul Goddard, Ph.D.	65,726	3,000
Antonio Grillo-Lopez, M.D.	81,914	3,000
Wendell Wierenga, Ph.D.	61,452	3,000
N. Anthony Coles, M.D.	707,000	84,000
Matthew K. Fust	177,000	32,833
Helen Torley	84,000	44,500
Juergen Lasowski, Ph.D.	246,500	34,000
Ted Love	157,500	34,000
All Current Executive Officers as a Group	1,860,531	328,414
All Current Non-Executive Directors as a Group	411,597	18,460
All Current Employees as a Group (including all current non-executive officers)	4,788,934	250,458

New Plan Benefits Under Amendment of the Incentive Plan

Awards granted under the Incentive Plan to our executive officers and employees are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the amendment to the Incentive Plan described in this Proposal 2. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers or employees under the Incentive Plan.

Grants to our directors are made as follows: On the last business day of March each year, each continuing non-employee director will receive an option to purchase 5,000 shares of our common stock and a stock bonus award covering 3,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director has served on the Board for less than one year. The dollar value of such awards is not determinable at this time because such value is based on the fair market value of our common stock on the date of grant.

Vote Required

The affirmative vote of the holders of a majority of votes cast either in person or by proxy at the Annual Meeting will be required to approve the amendment to the Incentive Plan. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether Proposal 2 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Onyx is asking its stockholders to cast an advisory vote to approve the 2011 compensation of our named executive officers listed in the “Executive Compensation — Summary Compensation Table” as disclosed in this proxy statement (our “NEOs”). This Proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs. Onyx currently holds say-on-pay votes every year and the next vote is expected to occur at next year’s Annual Meeting of stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of both specific financial and strategic goals, which are expected to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our NEOs.

FISCAL YEAR 2011 BUSINESS HIGHLIGHTS

Our executive team has successfully managed our company through fiscal year 2011, and we believe the compensation program for our NEOs was instrumental in helping us achieve strong financial performance through appropriate setting of both corporate and individual goals under our annual incentive bonus program, and the alignment between the performance of our common stock and the equity awards made to our NEOs. For the fiscal year ending December 31, 2011, we reported in the Annual Report on Form 10-K:

•

During 2011, we continued to execute on our value building strategy by increasing worldwide sales of Nexavar and investing in the development and pre-launch commercialization of carfilzomib. In September 2011, we completed a New Drug Application, or NDA, submission the FDA under the accelerated approval process for carfilzomib for the potential treatment of patients with relapsed and refractory multiple myeloma. Onyx received a Standard Review designation from the FDA for the application, with Prescription Drug User Free Act , or PDUFA, date set as July 27, 2012.

•

In October 2011 we restructured our partnership with Bayer HealthCare for the global development and marketing of Nexavar and entered into a new agreement related to regorafenib, a late-stage oncology compound. Under the terms of the agreements, regorafenib is a Bayer compound, and Bayer will have the final decision-making authority for its global development and commercialization. Onyx is entitled to receive a twenty percent royalty on any future global net sales of regorafenib in oncology and will have the right to co-promote regorafenib, with Bayer, in the United States.

In addition, Bayer has purchased Onyx’s royalty rights for sales Nexavar in Japan in exchange for a one-time payment, and as of December 31, 2011, has no further obligation to pay Nexavar royalties to Onyx on Japanese sales.

Significant highlights of our or our collaborators’ product candidates included:

•

We advanced enrollment in two Phase 3 trials to evaluate the efficacy of carfilzomib in multiple myeloma patients. One trial, referred to as the ASPIRE trial, will evaluate carfilzomib in combination with lenalidomide and low dose dexamethasone, versus lenalidomide and low dose dexamethasone alone. The other trial, referred to as the FOCUS trial, will evaluate carfilzomib monotherapy in refractory multiple myeloma patients using best supportive care as the comparator.

•

We completed enrollment in two trials to evaluate the efficacy of Nexavar in hepatocellular carcinoma, or HCC, or liver cancer, patients. One trial, referred to as the STORM trial, is a Phase 3 clinical trial that will evaluate the efficacy of Nexavar as an adjuvant therapy for patients with liver cancer who have undergone resection or loco-regional treatment with curative intent. In early 2011, we also completed enrollment in another Phase 3 trial, referred to as the SEARCH trial, which will examine Nexavar tablets in combination with Tarceva® (erlotinib) tablets as a potential new treatment option for patients with advanced HCC.

•

Bayer disclosed clinical trial results for regorafenib, a kinase inhibitor, a Bayer compound to which Onyx has significant economic rights, demonstrating positive Phase 3 survival data in metastatic colorectal cancer. Regorafenib is also being evaluated in a Phase 3 study in gastrointestinal stromal tumors, or GIST.

•

We completed enrollment in a Phase 3 trial, referred to as the MISSION trial, which will evaluate the efficacy of Nexavar tablets in patients with relapsed or refractory advanced predominantly non-squamous non-small cell lung cancer, or NSCLC, who have failed two or three previous treatments.

•	We also completed enrollment in a Phase 3 trial, referred to as DECISION trial, which will evaluate the efficacy of Nexavar tablets in patients who have received no prior systemic therapy.”

FISCAL YEAR 2011 COMPENSATION PROGRAM HIGHLIGHTS

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

•

Our cash and equity incentive compensation programs are substantially tied to our key business objectives. Consistent with our pay-for-performance philosophy, our outstanding corporate and financial performance in 2011 resulted in cash bonuses for our NEOs that were between 128% and 135% of their target cash bonuses.

•

We continue to emphasize stock options, restricted stock and performance share awards as key elements of our equity compensation programs, so that our NEOs are rewarded when our stock price increases and when they achieve identified goals that contribute to our long-term success. We award restricted stock units, or RSUs, that are subject to performance based vesting, which vest only if predetermined performance milestones are achieved.

•

The “earned value,” in a range of 81% to 88%, of a named executive officer’s, or NEO’s, annual equity incentives is contingent on stock price appreciation (in the case of the stock options) and the achievement of pre-established performance objectives (in the case of the performance shares). In addition, each of the equity incentives is subject to a service-based vesting requirement.

•	Our NEOs are not provided with any company “perquisites” that are not otherwise provided to all employees of Onyx.

The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and with current market practices. This includes establishing performance targets based on our strategic and operating plans. We closely monitor the compensation programs and pay levels of executives from life sciences companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This enables us to retain our executive officers in a competitive market for executive talent.

We believe that our executive compensation programs have been effective at motivating the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives within our industry.

ADVISORY VOTE AND BOARD RECOMMENDATION

We request stockholder approval of our 2011 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within the Executive Compensation section of this proxy statement). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at our 2012 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Onyx Pharmaceuticals, Inc. (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this proxy statement.”

Approval of the above resolution requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will have no effect on the outcome of this Proposal.

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1992. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the votes cast either in person or by proxy at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this Proposal 4 has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform our audit services. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2011 and December 31, 2010 by Ernst & Young, our principal accountant:

	Fiscal Year Ended December 31,
	2011	2010
	(In thousands)
Audit Fees	$821	$684
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$821	$684

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Ernst & Young for professional services for the audit of our financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for services related to attestation of the effectiveness of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and for services that are normally provided by the accountant in connection with statutory and regulatory filings; and “tax fees” are fees for preparation of federal and state income tax returns and related tax advice.

All fees and services described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to speci-

fied amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2011.

Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

Ernst & Young LLP, our independent registered public accounting firm for 2011, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States and has expressed its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2011, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s independent evaluation of our internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firms’ independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

From the members of our Audit Committee:

Corinne H. Nevinny, Chair

Magnus Lundberg

William R. Ringo

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

MANAGEMENT

Information with respect to our executive officers and other members of management as of March 22, 2012 is set forth below:

Name	Age	Position
N. Anthony Coles, M.D.	51	President, Chief Executive Officer and Director
Matthew K. Fust	47	Executive Vice President and Chief Financial Officer
Helen I. Torley, M.B., Ch.B.	49	Executive Vice President and Chief Commercial Officer
Kaye I. Foster-Cheek	52	Senior Vice President, Global Human Resources
Juergen Lasowski, Ph.D	54	Executive Vice President, Corporate Development and Strategy
Ted W. Love, M.D.	53	Executive Vice President and Head of Research and Development and Technical Operations
Suzanne M. Shema, J.D.	54	Executive Vice President, General Counsel and Corporate Secretary
Julianna Wood	56	Vice President, Public Affairs

N. Anthony Coles, M.D., was appointed President, Chief Executive Officer and a member of our Board of Directors, effective March 31, 2008. From May 2006 to March 17, 2008, Dr. Coles was President, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Company, Inc., most recently as Vice President of the Hypertension and Heart Failure business group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine. Dr. Coles is also a member of the board of directors for Laboratory Corporation of America, as well as Campus Crest Communities, Inc., both NYSE traded companies. He is also a member of the board of the Biotechnology Industry Organization.

Matthew K. Fust joined us as Executive Vice President and Chief Financial Officer in January 2009. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was senior vice president and chief financial officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Anderson Consulting. Mr. Fust serves on the Board of Directors of Sunesis Pharmaceuticals, a biopharmaceutical company. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business.

Helen I. Torley, M.B., Ch.B., M.R.C.P. joined us in August 2011 as Executive Vice President and Chief Commercial Officer. Dr. Torley oversees all of Onyx’s commercial activities for Nexavar and the potential launch of carfilzomib and will oversee the development of our commercial capabilities in Europe. From 2002 to 2011, Dr. Torley held various positions at Amgen where she most recently served as vice president and general manager of the Bone Health Unit, after leading the company’s Nephrology Business Unit for 5 years. From 1997 to 2002, she held various positions at Bristol Myers Squibb, including regional vice president of cardiovascular and metabolic sales. Dr. Torley began her industry career at Sandoz/Novartis, where she led a number of clinical development programs in Inflammation and Transplantation and ultimately served as vice president of medical affairs. Earlier in her career, she had a private practice in rheumatology and internal medicine in Scotland. Dr. Torley received her M.B. Ch.B (the U.K. equivalent to an M.D.) from the University of Glasgow and is a Member of the Royal College of Physicians.

Kaye I. Foster-Cheek joined us in September 2010 as Senior Vice President, Global Human Resources. From May 2003 to March 2010, Ms. Foster-Cheek was Vice President of Human Resources and Executive Committee Member at Johnson & Johnson where she was responsible for the human resources and talent management functions. From May 1990 to May 2003, Ms. Foster-Cheek held several senior Human Resources executive positions with Pfizer Inc, and led the integration of both the Warner-Lambert and Pharmacia mergers for multiple countries. Ms. Foster-Cheek earned her undergraduate degree at Baruch College of the City University of New York and received an M.B.A. from Columbia University, Graduate School of Business.

Juergen Lasowski, Ph.D., joined us as Senior Vice President, Corporate Development in May 2008. In February 2011, Dr. Lasowski was appointed Executive Vice President, Corporate Development and Strategy. From April 2006 to October 2007, Dr. Lasowski was the Senior Vice President of Corporate Development at NPS Pharmaceuticals. From 1989 to January 2006, Dr. Lasowski held several positions at Sanofi-Aventis and its predecessor companies. Dr. Lasowski earned a Ph.D. in organic chemistry from the University of Mainz, Germany and an M.B.A. from INSEAD in France.

Ted W. Love, M.D., joined us in February 2010 as Executive Vice President and Head of Research and Development. In January 2011, Dr. Love was appointed Executive Vice President and Head of Research & Development and Technical Operations. Prior to joining us, Dr. Love was President, Chief Executive Officer and Chairman of the Board of Directors at ARCA Biopharma, Inc. (formerly Nuvelo, Inc.), a biopharmaceutical company, which he joined in 2001. Previously, he served as Senior Vice President of Development at Theravance, Inc. Earlier in his career, Dr. Love spent six years at Genentech, Inc. in a number of senior management positions in Medical Affairs and Product Development and also served as Chairman of Genentech’s Product Development Committee. Dr. Love earned his undergraduate degree in molecular biology from Haverford College and his medical degree at Yale Medical School. Dr. Love completed his residency and fellowship training in internal medicine and cardiology at Harvard Medical School and Massachusetts General Hospital, where he later served on the faculty. He currently serves on the Board of Directors of Affymax, Inc., Santarus, Inc., Bio-Rad Inc., KaloBios, Inc., TheraVidea, Inc., Standford Hostpical and Clinics and on the California Institute for Regenerative Medicine Independent Citizens’ Oversight Committee. In February 2012, Dr. Love advised us that he would retire from Onyx effective August 1, 2012, and has agreed to serve as a consultant following his retirement through December 31, 2012.

Suzanne M. Shema, J.D., joined us as Senior Vice President and General Counsel in August 2009. In January 2012, Ms. Shema was appointed Executive Vice President and Corporate Secretary. From 2006 to 2009, Ms. Shema served as General Counsel and Corporate Compliance Officer at ZymoGenetics, Inc., a biopharmaceutical company. From 2001 to 2006, she held several positions at ZymoGenetics, Inc. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc. From July 1998 to February 2000, she was corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation. Previously, she held an associate position at the firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Julianna Wood joined us as Vice President, Corporate Communications and Investor Relations in May 2003. In January 2011, Ms. Wood was appointed Vice President, Public Affairs. From December 2001 to May 2003, Ms. Wood was Senior Director of Investor Relations and Corporate Communications at Caliper Technologies Corporation. Previously, she served in a similar capacity at Sangamo BioSciences, Inc. and Chiron Corporation. Ms. Wood holds a B.A. from Stanford University and has an M.B.A. from Duke University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 15, 2012 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Ownership (1)

Name of Beneficial Owner	Outstanding Shares of Common Stock (2)	Shares Issuable Pursuant to Options Exercisable Within 60 Days of February 15, 2012	Percent of Total
BlackRock, Inc. (3)	4,190,683	—	6.54%
400 Howard Street
San Francisco, CA 94105
FMR LLC	5,134,095	—	8.02%
82 Devonshire Street
Boston, MA 02109
Semana Capital, L.P. (4)	3,542,915	—	5.53%
35 Ocean Reef Drive
Suite 142
Key Largo, Florida 33037
Wellington Management Company, LLP (5)	4,980,272	—	7.78%
75 State Street
Boston, MA 02109
Paul Goddard, Ph.D.	8,290	65,726	*
Antonio J. Grillo-López, M.D	7,265	81,914	*
Magnus Lundberg	7,616	64,041	*
Corinne H. Nevinny	6,964	52,410	*
William R. Ringo	460	6,600	*
Wendell Wierenga, Ph.D.	5,830	61,452	*
Thomas G. Wiggans	7,315	65,287	*
N. Anthony Coles, M.D.	44,410	528,503	*
Matthew K. Fust	26,329	105,031	*
Juergen Lasowski	11,500	152,624	*
Ted W. Love, M.D.	34,304	73,063	*
Helen Torley	0	0	*
All current executive officers and directors as a group (15 persons)	202,045	1,361,475	2.21%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors and, with respect to the beneficial owners of more than five percent of our common stock, Schedules 13D and 13G filed with the SEC, which information may not be accurate as of February 15, 2012. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address of each person named in the table, unless otherwise indicated, is c/o Onyx Pharmaceuticals, Inc., 249 E. Grand Avenue, South San Francisco, CA 94080. Applicable percentages are based on 64,048,483 shares outstanding on February 15, 2012 adjusted as required by rules promulgated by the SEC.

(2)	This column includes restricted stock awards granted as of February 15, 2012 for which the individuals have voting power. Restricted stock awards are subject to certain restrictions, including vesting.

(3)	BlackRock, Inc., in its capacity as investment adviser, may be deemed to beneficially own the number of shares of common stock set forth in the table above, which are held of record by clients of BlackRock, Inc.

(4)	Samana Capital is the owner of record of the common stock set forth in the table above. Morton Holdings, Inc. is the general partner of Samana Capital. Each of Morton Holdings and Philip B. Korsant may be deemed to beneficially own the common stock set forth in the table above, as a result of the indirect power to vote or dispose of such stock.

(5)	Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own the number of shares of common stock set forth in the table above, which are held of record by clients of Wellington Management Company, LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following topics:

•	our compensation philosophy and objectives;

•	our process for setting executive officer performance and compensation;

•	the components of executive officer compensation; and

•	our compensation decisions for the 2011 fiscal year and for the first quarter of the 2012 fiscal year for our Named Executive Officers.

The Named Executive Officers for the 2011 fiscal year were as follows:

Named Executive Officer	Title
N. Anthony Coles, M.D.	President and Chief Executive Officer
Matthew K. Fust	Executive Vice President and Chief Financial Officer
Juergen Lasowski, Ph. D.	Executive Vice President, Corporate Development and Strategy
Ted W. Love, M.D.	Executive Vice President, Head of Research and Development and Technical Operations
Helen I. Torley, M.B. Ch.B.	Executive Vice President and Chief Commercial Officer

Executive Compensation Philosophy and Objectives

The Compensation Committee’s overall goals with respect to executive officer compensation are to provide market-competitive compensation to attract, motivate and retain executives of outstanding ability, performance and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives and provides an incentive for retention.

Compensation Objectives

Our executive compensation program is designed around the following five principles:

1) developing compensation policies and practices that are consistent with Onyx’s strategic business objectives;

2) attracting, motivating and retaining executive officers and other employees who contribute to the long-term success of the organization;

3) designing programs to retain key employees, reward past performance and incentivize future contributions balancing both short- and long-term financial and business objectives to build a sustainable company;

4) providing long-term incentive opportunities to strengthen the relationship between employee contributions, rewards and stockholder value creation; and

5) aligning our compensation programs with Onyx’s core values and culture.

Target Pay Position/Mix of Pay

The components used to support these objectives are base salary, variable incentive pay (including the annual incentive bonus program and our sales compensation program), equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components”). The combination of these pay elements allows us to provide a competitive total rewards package to our executives. To date, we have not specified a target percentage of the overall compensation package to be represented by the various compensation elements. The Compensation Committee’s intention is that long-term equity compensation, measured as the value transferred, be a significant part of the executive compensation philosophy and historically, it has represented the largest component. Employees in more senior roles have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results. For each target or pre-determined element of compensation, such as base salary, target bonus and value of equity awards, our strategy has been to examine peer group compensation practices and set target compensation at approximately the 60th percentile of the peer group for base salary and bonus and the 50th percentile for equity. This is the same target pay position for all our employee levels. We believe that targeting overall pay at these levels is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our Company, achieve our challenging objectives, and differentiate ourselves from those companies against which we compete for talent. However, any given individual employee’s compensation may vary from these targeted percentiles , based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. In addition, we emphasize variable, or at-risk, compensation to link actual compensation to corporate performance.

The Compensation Committee determines and approves the compensation levels and the establishment of performance objectives for the executive officers, excluding the Chief Executive Officer, based on recommendations received from the Chief Executive Officer. The Board of Directors determines and approves the compensation levels and establishment of performance objectives for the Chief Executive Officer based on recommendations received from the Compensation Committee. As a part of determining executive officer performance and compensation and recommending the Chief Executive Officer’s performance and compensation, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company. Radford provides analysis and recommendations regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for executives and broad-based employees; and

•	stock utilization and other metrics.

In addition, the Company subscribes to Radford’s annual Global Life Sciences Survey on an ongoing basis. Radford advised the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Radford consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Radford reports to the Compensation Committee and not to management, although they met with management for purposes of gathering information for their analyses and recommendations.

Compensation Benchmarking

The Compensation Committee benchmarks the Company’s executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Radford’s recommendations regarding such companies, and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Committee also annually reviews the executive pay practices of other similarly-situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotechnology sector. We request customized reports of these surveys so that the compensation data reflect the practices of companies that are similar to us. This information is also considered when making recommendations for each element of compensation.

In developing the peer group of companies for 2012, the Compensation Committee, with assistance from its outside consultant, examined market capitalization and other key business metrics of top biotechnology companies and based on review of these companies, formulated the final peer group for 2012. The peer group examined and approved for 2012 consisted of the following biotechnology companies:

Acorda Therapeutics, Inc.	Human Genome Sciences, Inc.	The Medicines Company
Alexion Pharmaceuticals, Inc.	InterMune, Inc.	Theravance, Inc.
Alkermes, Inc.	Jazz Pharmaceutials, Inc.	United Therapeutics Corporation
Amylin Pharmaceuticals, Inc.	Myriad Genetics	Vertex Pharmaceuticals Incorporated
BioMarin Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.	ViroPharma, Inc.
Cubist Pharmaceuticals, Inc.	Salix Pharmaceuticals, Ltd.
Dendreon Corporation	Seattle Genetics, Inc.

The 2012 peer group represents a smaller, more focused group of companies, similar to Onyx in key measures, than the list we used in 2011. Specifically, Auxilium Pharmaceuticals, Inc., Biogen Idec, Celgene Corporation, Cephalon, Inc., Endo Pharmaceuticals Holdings, Inc., Enzon Pharmaceuticals, Inc., Genzyme Corporation, Geron Corporation, Gilead Sciences, Inc., Halozyme Therapeutics, Inc., Incyte Corporation, Isis Pharmaceuticals, Inc., Lexicon Pharmaceuticals, Inc., Mannkind Corporation, Micromet, Inc., Momenta Pharmaceuticals, Inc., Nektar Therapeutics, Pharmasset, Inc., Questcor Pharmaceuticals, Inc., Savient Pharmaceuticals, Inc. and Targacept, Inc., were removed from the 2012 list (either due to acquisition or because they were significantly larger or smaller than Onyx at the time the peer group was reviewed) and Jazz Pharmaceuticals, Inc. was added. At the time the 2012 peer group was established, Onyx was at approximately the 52nd percentile of the group in terms of revenues, and at approximately the 61st percentile in terms of market capitalization. In some cases, this change in peer group may have had a significant effect on the market data for our executive positions.

In certain cases, the Company may benchmark against groups other than the peer group. For example, we may choose to benchmark against different competitors in labor markets outside the United States, for specific unique or hard-to-fill jobs or job families, or when insufficient data are available from the peer group companies for a particular job or job family.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Onyx held a non-binding shareholder vote in May 2011 on its 2010 executive compensation practices. The Compensation Committee, while not bound to act on a negative vote, carefully considers the opinions of its shareholders in making compensation decisions. The 2011 vote to approve 2010 executive compensation passed with 40,696,165 votes for, 9,847,053 votes against, 42,354 abstaining, and 5,547,527 broker non-votes. In alignment with its philosophy on shareholder say-on-pay, and with the results of the say-on-pay frequency vote held in 2011, Onyx will continue to hold non–binding shareholder say-on-pay votes annually.

Executive Compensation Components

Base Salary

Base salary is the primary fixed compensation element in the executive pay program, which is intended to attract and retain executive officers of outstanding ability. Our Compensation Committee believes that base salaries should reflect the job responsibilities, performance, experience and skill level of the executive, as well as pay levels relative to similar positions at companies in our peer group, and internal parity with respect to the rest of the executive team. We have an annual “merit budget” based on data and recommendations provided by Radford, which is the company’s overall budget for base salary increases and includes recommended guidelines for adjustments based on employees’ individual performance against annual goals and objectives and their compensation compared to similar positions within and outside of the company. These guidelines are used throughout our company for all employees. All base salary increases are effective on January 1 of each year.

Variable Incentive Pay

All Onyx employees are eligible to earn variable incentive pay, either through our annual incentive bonus program or through our sales compensation program. All executives participate in the Annual Incentive Bonus Program. Our variable incentive pay programs are designed to provide an “at-risk” cash compensation arrangement for all employees, to reward the achievement of key financial, operational and strategic goals that we believe build long-term stockholder value. Payment of cash bonuses to our executive officers is subject to the achievement of a minimum performance threshold tied to our corporate goals, as established by the Board of Directors.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We accomplish this objective by providing executive officers with a substantial economic interest in the long-term appreciation of our common stock through the granting of a mix of stock options and restricted shares (including both time-vested and performance-vested restricted shares), measured on an option-equivalent basis. The targeted mix of stock options to restricted shares for executives as part of their annual award is 70% stock options and 30% restricted stock. In the case of restricted stock awards, the number of shares granted is determined based on a 3:1 ratio of stock options to restricted stock. For example, if an executive-officer-level employee were to receive an annual equity award of 100 option equivalent shares, he or she would receive an option exercisable for 70 shares of our common stock and a restricted stock award of 10 shares.

Stock options are issued with an exercise price equal to the closing price of our stock on the date of grant, which, for annual grants, is the last business day of March each year and for new hire and promotion grants, is generally the date of hire or promotion. Stock options provide value only if our stock price increases, which benefits all stockholders and the executive or employee only if he or she remains with us until his or her options vest, thus aligning the interests of our stockholders, and our employees and executives, during their employment, with the long-term success of the Company. Our standard practice is to grant options to executive officers upon hire that vest ratably over a four-year period (the first 1/4th vests one year from the grant date and 1/48th vests each month thereafter until fully vested) and each year to grant additional options to executive officers that vest 1/8th after six months from the grant date and 1/48th each month thereafter over four years. Stock options granted for promotions vest ratably 1/48th each month from the grant date over four years. Restricted stock grants and restricted stock units, or RSUs, that are subject to time-based vesting vest over three years, with 1/3rd vesting on each of the three anniversaries of the grant date. We believe this vesting schedule is appropriate and encourages retention of our executive officers. Also, this vesting schedule is typical among our peer companies. We also award RSUs that are subject to performance-based vesting, which vest only if predetermined performance milestones are achieved.

Equity Grant Practices

Generally, our Compensation Committee approves all equity grants to our executive officers, other than the Chief Executive Officer. Equity grants made to the Chief Executive Officer are approved by the full Board of Directors, based on recommendations made by the Compensation Committee. We grant options at exercise prices equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. In addition, we do not coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. To date, we have not repriced or replaced any stock options if the grant price declines after the grant date. Re-pricing or replacement of stock options, for any reason, can only occur upon a majority vote of our shareholders as defined in our 2005 Equity Incentive Plan. Our practice has been to grant stock options to all employees on their first day of employment, or on the effective date of a promotion that carries an option grant with it, and to approve annual stock award grants at the first Compensation Committee of the year and full Board of Directors meeting (typically in February or March). In 2007, the Board of Directors established the grant date for annual equity incentive awards for all employees to be the last business day of March for annual grants awarded in 2007 and for each year thereafter. The annual grant date and associated exercise price of executive officer grants are the same as for the rest of the employee population. Our Compensation Committee and our Board of Directors selected the date of the first Compensation Committee and Board of Directors meeting of each year as the date to approve annual equity grants because it coincides with our Compensation Committee’s and Board of Directors’ review of the Company’s and individuals’ performances during the year and the approval of other executive officer compensation decisions (e.g., base salary increases and bonus payments). Further, our Compensation Committee and our Board of Directors believe that the meetings provide adequate time for our Compensation Committee and Board of Directors to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate on the Chief Executive Officer’s compensation arrangements.

For administrative efficiency, our Board of Directors has created a restricted stock committee, currently composed of the Chief Executive Officer, and has delegated authority to that committee to approve restricted stock awards to non-executive officer employees and consultants. The Board of Directors has also granted to the Chief Executive Officer, Chief Financial Officer and Senior Vice President, Global Human Resources the authority to approve option grants to non-executive officer employees. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely granting of options, restricted stock awards and RSUs to employees, particularly new employees. All stock options, restricted stock awards and RSUs granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, no authorized delegate may grant options or restricted stock awards to executive officers, including himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

In February 2012, the Compensation Committee adopted Stock Ownership Guidelines providing guidance to executive officers and to non-employee members of the Board of Directors as to the minimum number of shares of Company stock each should own. In summary, the guidelines provide that the Chief Executive Officer and each non-employee director should hold an aggregate number of shares (including restricted shares), and options to purchase shares, with a total market value that equals or exceeds three times (in the case of the Chief Executive Officer) the Chief Executive Officer’s annual base salary or (in the case of non-employee directors) each director’s annual cash retainer for board or committee service, and that each other executive should hold an aggregate number of shares (including restricted shares), and options to purchase shares, with a total market value that equals or exceeds one and one-half times his or her annual base salary. Affected individuals have five years from the date of coverage or change in guideline in which to comply. The Compensation Committee annually reviews the holdings of each affected individual. As of February, 2012, every individual covered by the Stock Ownership Guidelines is in compliance with them.

Benefits and Perquisites

We offer a number of benefits to the executive officers pursuant to benefit programs that are also provided to all non-executive officer employees for participation. These benefits programs include for US-based employees the Employee Stock Purchase Plan (ESPP), vacation, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all U.S.-based Onyx employees are eligible to contribute up to the federally-mandated annual contribution limit, subject to certain plan restrictions. Onyx provides a discretionary company match for all employee contributions of $0.50 per dollar contributed, up to a maximum match of $4,500 in any calendar year. Onyx does not provide defined benefit pension plans or defined contribution retirement plans to its executives in the U.S. other than the 401(k) Plan.

Tax Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m) of the Code. Section 162(m) generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds one million dollars per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the one-million dollar deduction limit.

We have taken steps to structure payments to executive officers under the corporate bonus and equity compensation programs to meet the Section 162(m) requirements. We believe that performance-based awards granted from our annual incentive bonus program are Section 162(m) compliant. Our Compensation Committee nevertheless retains the discretion to provide compensation that may not be fully deductible to reward performance and/or enhance retention.

Total Compensation

We believe we are fulfilling our compensation objectives and, in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy and strives to maintain fair, reasonable and responsible pay that motivates our executives and aligns their financial interests with those of our stockholders. A substantial portion of executive compensation is tied directly to performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance. Overall, base pay and total target cash compensation for the executive officers in 2011 were between the 60th and 75th percentiles of our peer group. Equity compensation for ongoing executive officer grants is targeted at the 50th percentile. In determining an executive officer’s award and where it is positioned relative to the 50th percentile, the Committee examines market benchmark data focusing on ongoing equity grant values based on the Black-Scholes model and grant levels as a percent of total outstanding shares. In addition to specific annual grant benchmark data, the Committee also considers where an executive’s total equity ownership is positioned relative to the peer group as well as the retention value of an executive’s existing equity holdings when determining the appropriate size of ongoing equity awards. The average resulting mix of compensation elements for our named executive officers, excluding Dr. Coles’, in 2011 was 20% base salary, 10% target annual bonus opportunity and 70% equity grant value, which is in line with our compensation philosophy.

2011 Executive Officer Compensation

In February 2011, our Compensation Committee approved 2011 base salaries and target incentive bonus percentages, 2011 stock option grants, restricted stock and RSU awards to the executive officers. These decisions were based on the executive compensation philosophy principles described earlier in this discussion including our Compensation Committee’s assessment of achievement of corporate performance goals during 2010 and individual executive officer performance.

Base Salary

In February 2011, Dr. Coles presented his recommendations for the executive officers’ salaries (except those for himself and any executive officers hired during fiscal year 2011) to our Compensation Committee. The salaries for 2011 represented an average increase of 2.95% over 2010 annualized salary levels for the executive officers (excluding Dr. Coles and any executive officers hired during fiscal year 2011). Dr. Coles proposed increases in salary levels for such executive officers due to their performance, their positions relative to the external market and consideration of their position and compensation relative to that of other employees. Based on Dr. Coles’ performance evaluation for these individuals, comparable market data for these positions provided by Radford and our strong performance overall, our Compensation Committee approved Dr. Coles’ recommendations for the executive officers.

Our Compensation Committee, in consultation with Radford, makes compensation recommendations for the Chief Executive Officer that must be approved by our full Board of Directors. The recommendations made by the Compensation Committee and Radford were based on Dr. Coles’ performance, external comparative market data and maintaining a targeted total cash compensation at the 60th percentile, resulting in Dr. Coles’ 2011 base salary increasing by 3.7% over 2010.

Annual Incentive Bonus Program

As in 2010, the Compensation Committee reaffirmed that 80% of the target bonus should be linked to corporate performance goals and 20% should be linked to individual performance for executive officers for 2011, excluding the Chief Executive Officer. For the Chief Executive Officer 100% of the target bonus was linked to corporate performance goals. Target bonuses for non-executive employees are also based on individual responsibility and performance and corporate performance with weightings for each varying by employee level. Generally, employees with greater responsibilities have a higher weighting on corporate performance. Individual performance is measured by comparing achievements for the year against the individual’s goals and objectives. The corporate performance goals were initially allocated to three categories — financial, development and organizational — with each component weighted to reflect its significance as determined by the Compensation Committee. The first category consists of financial performance goals for several key financial metrics, each weighted appropriately, including sales levels and operating expenses. The second and third categories relate to pre-specified key operational metrics for development and organizational goals. In September 2011 our Board approved an additional corporate goal, weighted at 10%, for the resolution of our litgation with Bayer. With the addition of this goal, the aggregate weighting for all goals was 110% , so that if all objectives were achieved at the target level, the total payout would be 110% of the target amount.

Weightings for each of the key metrics within each category were determined and approved by the Compensation Committee as well as the Board of Directors. Additionally, the Compensation Committee established a tiered system to measure achievement against the various goals that included a threshold achievement level, a target achievement level and a maximum achievement level for each goal. The Compensation Committee reaffirmed that the Company had to meet a required minimum threshold of 50% of the pre-determined corporate performance goals in order to trigger a payout under the plan. If the required minimum threshold is not achieved, the annual bonus pool will not be funded. If the maximum achievement level is met, the annual bonus pool may be funded up to a maximum payout of 160% of the target bonus pool. The Compensation Committee can modify actual bonus payments based on the contributions of each executive officer to corporate performance goals, and exercise its discretion in determining overall achievement level.

Corporate performance goals for 2011 were as follows:

1. Financial performance goals comprised 40% of the corporate performance goals and included achievement of three key financial metrics, each weighted as follows:

•	Revenues from the Nexavar collaboration, 20%

•	Funding from corporate partnering transaction(s), 10%

•	Operating expense management, 10%

2. Product development goals comprised 45% of the corporate performance goals and were based on development of the Company’s product portfolio in three main areas, as described below:

•	Advancing carfilzomib

•	Submission of NDA to FDA, 12%

•	FDA acceptance of NDA filing, 7%

•	Completion of enrollment in Phase 3 FOCUS study , 8%

•	Reaching target percentage of enrollment in Phase 3 ASPIRE study , 8%

•	Advancing ONX-0912

•	Achieving first patient visit in Phase 1b/2 study in hematologic tumors, 5%

•	Driving Nexavar development

•	Top-line data readout for colorectal cancer trial, 2.5%

•	Top-line data readout for breast cancer trial, 2.5%

3. Organizational goals comprised 15% of the corporate performance goals, and were based on certain activities related to expanding and developing the organization and its people, as follows:

•	Defining required organizational capabilities and staffing openings in critical leadership roles, 5%

•	Developing and executing strategy, including staffing plan for ex-US expansion, 5%

•	Delivering education and training to reinforce our values-based culture, 5%

4. Finally, in September 2011 our Board approved an additional corporate goal, weighted at 10%, for the resolution of our litigation with Bayer.

We are not disclosing certain of our specific target objectives or levels of achievement related to our financial goals because we believe that their disclosure might allow our competitors to predict certain of our business strategies and cause us competitive harm. Although achievement of our target objectives involved future performance and, therefore, was subject to uncertainty at the time the objectives were set, the Compensation Committee believes it established target objectives that were achievable with an appropriate amount of dedication and hard work and, therefore, it was more likely than not that each executive officer would earn a bonus under the annual incentive bonus award program at the threshold level, consistent with our compensation philosophy. However, our Compensation Committee believes that at the time the objectives were set, there would be a substantial degree of difficulty in achieving the objectives at the target 100% level and a much greater degree of difficulty in achieving them at the stretch 150% level.

2011 achievements considered by our Compensation Committee in assessing the level of achievement of each goal were as follows:

•	Revenues from the Nexavar collaboration, calculated consistent with the corporate goal evaluation methodology, were $144 million

•	Funding from corporate partnering transactions totaled $160 million

•	Operating expenses for 2012, calculated consistent with the corporate goal evaluation methodology, were $263 million

•	The carfilzomib NDA was submitted to FDA in September

•	FDA accepted the carfilzomib NDA filing in November

•	Enrollment in Phase 3 FOCUS study was completed in May

•	Enrollment in Phase 3 ASPIRE study at the target level was achieved in October

•	First patient visit in Phase 1b/2 study in Hematologic Tumors for ONX-0912 was achieved in September

•	Top-line data readout for the Nexavar colorectal cancer study occurred in May

•	Top-line data readout for the Nexavar breast cancer trial occurred in July

•	Organizational capabilities were defined and 57% of openings (four of seven) in critical leadership roles were filled

•	The strategy, including staffing plan for ex-US expansion, was developed in March

•	Specific education and training to reinforce our values-based culture were instituted in August

•

Resolution of our litigation with Bayer, resulting in the restructuring of our relationship with Bayer for the development and marketing of Nexavar and entry into a new agreement related to regorafenib.

In February 2012, our Compensation Committee met to review and certify the results of each corporate performance goal to determine the corporate performance factor at which bonuses would be calculated under the annual incentive bonus program for 2011. Based on the achievement level established for each metric under the financial component of the corporate performance goals, the Compensation Committee determined that our actual performance was met at the maximum level for all three metrics. In evaluating our operational expense management objective, our Compensation Committee took into consideration certain expenses that had been budgeted for 2012 that were incurred in 2011, and determined that this goal had been met at the maximum level. We achieved target performance for five of the seven development metrics, and maximum performance for the other two. We achieved maximum performance for two of the three organizational metrics, and failed to achieve trigger performance for the third. We achieved target performance for the resolution of the Bayer litigation.

Based on the strength of our performance against the 2011 objectives, the Compensation Committee certified corporate performance at the 135% level based on the performance detailed below.

Corporate Performance Category		2011 Weighting	Threshold 50%	Target 100%	Maximum 150%	Actual	2011 Performance Factor	Contribution to Overall Corporate Performance
Financial	Revenues from Nexavar collaboration in millions	20%	*	*	*	144	150%	30%
	Funding from corporate partnering transactions in millions	10%	*	*	*	160	150%	15%
	Operating expense management in millions	10%	288	275	262	263	150%	15%
Development	Submit carfilzomib NDA to FDA	12%	Dec	Sep	Jul	Sep	100%	12%
	Acceptance of carfilzomib NDA	7%	Feb’12	Nov	Sep	Nov	100%	7%
	Complete enrollment of Phase 3 FOCUS study	8%	Jun	May	Apr	May	100%	8%
	Reaching target percentage of enrollment in Phase 3 ASPIRE study	8%	50	60	70	>70	150%	12%
	Achieve first patient visit in Phase 1b/2 study in hematologic tumors	5%	Nov	Sep	Jul	Sep	100%	5%
	Top-line PFS data readout for colorectal cancer trial	2.50%	Oct	Aug	Jun	May	150%	3.8%
	Top-line data readout for breast cancer trial	2.50%	Oct	Aug	Jun	Jul	100%	2.5%
Organizational	Defining required organizational capabilities and staffing openings in critical leadership roles	5%	Oct	Sep	Aug	57% staffing	0%	0%
	Developing and executing strategy, including staffing plan for ex-US expansion	5%	Jul	May	Mar	Mar	150%	7.5%
	Delivering education and training to reinforce our values-based culture	5%	Dec	Oct	Aug	Aug	150%	7.5%
Resolution of Bayer litigation		10%		Yes		Yes	100%	10%
			Overall Corporate Performance Factor					135%

*	Competitively harmful information. We are not disclosing certain of the specific target objectives because we believe that their disclosure might allow our competitors to predict certain business strategies and would cause us competitive harm.

Based on the Committee’s determination that corporate performance for the year, against target achievement levels was 135%, the target bonus linked to corporate performance goals were paid out at 135%. For the Chief

Executive Officer, 100% of target bonus was linked to corporate performance goals, and therefore Dr. Coles’ target bonus was paid out at the 135% level. For the other executive officers, the 80% of the target bonus linked to corporate performance goals was paid out 135%, and the 20% of the target bonus linked to individual achievements was paid out at between 110% and 120%, depending on each named executive officer’s level of achievement. Assessment of individual achievements was based on individual goals and performance by the Chief Executive Officer, Compensation Committee, and Board of Directors.

The Compensation Committee established individual goals in which each named executive officer, other than the Chief Executive Officer, was expected to make measurable achievement, but did not establish specific performance metrics for each goal.

For 2011, the performance goals taken into consideration to determine the individual performance factor scores for each named executive officer, other than the Chief Executive Officer, were as follows:

Name	Individual 2011 Goals
Matthew K. Fust Executive Vice President and Chief Financial Officer

• Achieve operating plan funding target

• Create structure for international expansion and

• international transactional and reporting capabilities

• Build critical financial operating capabilities, specifically within the Tax, Treasury, and Procurement functions

• Hire and assimilate certain finance employees

• Develop global IT strategy

• Implement new ERP system

• Complete timely, on-budget relocation of headquarters to South San Francisco

• Develop medium-range real estate strategy

Juergen Lasowski, Ph.D. Executive Vice President, Corporate Development and Strategy

• Achieve a specific income goal through corporate partnerships, settlements, and royalties

• Support strategic partnership aspects of European headquarters establishment

• Lead the corporate strategic planning process and action planning

• Initiate development of five-year corporate strategic plan and define action steps

Ted W. Love, M.D. Executive Vice President, Research & Development and Technical Operations

• File a high-quality new drug application for carfilzomib

• Ensure the ability to produce carfilzomib immediately upon FDA approval

• Continue to build a high-quality R&D function, including the hiring of certain key personnel and the communication of a clear vision

• Establish the Product Development Committee and key product development processes

• Form and set objectives for the Scientific Advisory Board

Helen I. Torley, M.B. Ch.B. Executive Vice President and Chief Commercial Officer

Dr. Torley started employment with Onyx on August 29, 2011, and therefore did not take part in the goal-setting process at the beginning of that year. Shortly after Dr. Torley’s arrival, Dr. Coles assigned her a set of performance goals to be used in evaluating her 2011 performance and in considering her for a merit increase, a bonus payment, and equity grants in 2012. These objectives included the following:

• Establish a detailed launch plan for the marketing of carfilzomib

• Develop a proposed global structure and plan for the commercial function at Onyx

• Refine and execute on plans for international expansion

The Chief Executive Officer made recommendations regarding the executive officers’ achievement of their individual performance goals to the Compensation Committee, and in determining the actual level of achievement, as with any personnel evaluation, applied judgment and discretion and carefully weighed individual achievements in each category. In his assessment, Dr. Coles evaluated each executive officer’s specific accomplishments against the established objectives as well as the impact of those accomplishments on our overall performance.

Mr. Fust’s notable achievements in 2011 were in the following areas: financial strategy development, specifically, scenario development 1) for the Bayer litigation settlement and 2) for the Nexavar Japan monetization; international expansion, including the implementation of appropriate tax and legal entity structure, transactional support and a disciplined process regarding capability build-out consistent with the defined operating model; and capability building including the successful ERP implementation and development of critical capabilities for the finance function. Based on these achievements, Dr. Coles recommended an individual performance factor of 100% for Mr. Fust.

Dr. Torley joined Onyx on August 29, 2011 and was not part of the corporate and individual goal-setting process at the beginning of the year. Dr. Coles directed Dr. Torley to undertake a number of strategic and tactical objectives relative to the Commercial organization. Specifically, Dr. Torley built a plan for developing the function’s capabilities and for addressing strategic and operational gaps. Additionally, she assumed responsibility for the relaunch of the relationship with Bayer in support of our ongoing partnership in Nexavar and regorafinib. Dr. Torley secured key talent to deepen the U.S. Commercial talent pipeline and for the European business launch. Based on her performance against these objectives, Dr. Coles recommended an individual performance factor of 110% for Dr. Torley.

Dr. Lasowski’s key contributions included his leadership in the successful litigation settlement with Bayer and in the monetization of Nexavar in Japan. In addition, Dr. Lasowski was instrumental in our international expansion, including the establishment of a Corporate Development function to evaluate acquisition and partnership opportunities internationally. He also took great strides in developing the Corporate Development and Business Development functions, including and the hiring and progression of a highly talented, high-performance team of Corporate Development/Business Development professionals, and launched a long-range strategic planning process. As a result of his achievements, Dr. Coles recommended an individual performance factor of 120% for Dr. Lasowski.

Dr. Love led the filing of the New Drug Application for carfilzomib, which was subsequently accepted by FDA. In addition, he led significant development efforts within the Research & Development organization, including the establishment of key enabling forums including the Product Development Committee and the Scientific Advisory Board. He also led a talent process, which resulted in the hiring of several key executives for the R&D and Technical Operations organization. Based on his accomplishments Dr. Coles recommended an individual performance factor of 110% for Dr. Love.

Dr. Coles presented his assessment and recommendation for individual performance factor scores for each executive officer to the Compensation Committee, based on each executive officer’s achievement of his or her individual objectives as well as significant unplanned results. Based on an independent evaluation of each of the executive officer’s individual achievements compared to his or her objectives and taking into consideration Dr. Coles’ assessments and recommendations for each executive officer, the Compensation Committee determined and approved individual performance factor scores for each of the executive officers, concluding that individuals’ accomplishments in all cases substantially met or exceeded the target expectations. Accordingly, the Compensation Committee approved individual performance factors for Mr. Fust, Dr. Lasowski, Dr. Love and Dr. Torley of 100%, 120%, 110% and 110%, respectively.

The following chart summarizes the total bonus payment and company and individual performance weightings used to calculate the total bonus payment to each named executive officer for performance during fiscal year 2011:

			Corporate Performance		Individual Performance
Named Executive Officer	Target Bonus (as a % of Salary)	Target Bonus	Performance Factor	Weighting	Performance Factor	Weighting	Total Bonus Payment	Total Bonus Payment (as a % of Target)
N. Anthony Coles, M.D.	100%	$701,000	135%	100%	N/A	0%	$946,350	135%
Matthew K. Fust	50%	$226,050	135%	80%	100%	20%	$289,344	128%
Juergen Lasowski, Ph.D.	50%	$203,300	135%	80%	120%	20%	$268,356	132%
Ted W. Love, M.D.	50%	$253,250	135%	80%	110%	20%	$329,225	130%
Helen Torley, M.B. Ch. B. (1)	50%	$85,616	135%	80%	110%	20%	$111,301	130%

(1)	Dr. Torley’s target bonus and total bonus payment were pro-rated based on her start date of August 29, 2011.

Executive Equity Compensation

Each year the Compensation Committee reviews and discusses the Company’s equity compensation program, including a comparison against companies in our peer group and the Company’s philosophy with regard to granting a mix of stock options and restricted stock grants. The target mix of stock options to restricted shares for vice presidents and above as part of their annual award is 70% stock options and 30% restricted stock. In addition, the Compensation Committee has delegated to management the option, at its discretion, to offer a 70% stock option and 30% restricted stock mix to vice presidents and above upon hire. Annual performance-based equity compensation, which is subject to time-based vesting, for ongoing executive officer grants is targeted at the 50th percentile. In determining an executive officer’s award and where it is positioned relative to the 50th percentile, the Committee examines market benchmark data focusing on ongoing equity grant values based on the Black-Scholes model, as well as grant levels as a percent of total outstanding shares. In addition to specific annual grant benchmark data, the Committee also considers the executive’s performance, where the executive’s total equity ownership is positioned relative to those of his or her peers, and the retentive value of an executive’s existing equity holdings when determining the appropriate size of ongoing equity awards.

In 2011, and again in 2012, the Board of Directors approved additional grants of restricted shares (or restricted share units) that will vest only upon the attainment of specific performance objectives. These additional grants were intended to motivate and reward specific strategic results over and above the ordinary annual corporate performance objectives. These awards were calculated such that the combined value of all equity grants, including those subject to both performance-based and time-based vesting (other than new-hire or promotion grants) to recipients would position their aggregate individual equity compensation targets at the 75th percentile of market equity compensation, if all performance shares were to vest, i.e., if all of the performance criteria were met at the maximum level. In 2011, the grants were made to all of our executive officers (including the Named Executive Officers) and performance criteria were based on the timing of approval by the Food and Drug Administration (“FDA”) of the carfilzomib New Drug Application. For this grant, the first (“stretch”) deadline has passed without achievement of the goal, so half of the granted shares will be forfeited and returned to the plan. The other half of the granted shares may vest to recipients in the event that one of the other two deadlines (“target” or “trigger”) is met. We are not disclosing these deadlines because we believe that their disclosure might allow our competitors to predict certain business strategies and would cause us competitive harm. The Compensation Committee believes it established target deadlines that were achievable with an appropriate amount of dedication and hard work. However, our Compensation Committee believes that at the time the objectives were set, there would be a substantial degree of difficulty in achieving the objectives at the target level and a much greater degree of difficulty in achieving them at the stretch level. The 2012 grant of RSUs subject to performance-based vesting was made to all Vice-President level employees and above, including the Named Executive Officers, as of March 30, 2012. While the Compensation Committee presently has no plans to make additional grants such as these in the future, it retains the right to do so.

Executive Officer Hires

Helen I. Torley, M.B., Ch. B., Executive Vice President, Chief Commercial Officer

On August 29, 2011, Dr. Torley was appointed Executive Vice President, Chief Commercial Officer of Onyx. Under the terms of an at-will employment agreement entered into between Onyx and Dr. Torley on that date, Dr. Torley received an initial base salary of $500,000 per year and is eligible to receive an annual cash bonus targeted at 50% of her base salary, dependent on Onyx’s achievement of its corporate performance targets, as determined by the Board of Directors of Onyx. Onyx granted Dr. Torley $300,000 for relocation expenses, monthly housing assistance in the amount of $3,250 per month for up to the first eighteen months of employment, an option to purchase 84,000 shares of Onyx common stock, 12,000 shares of restricted common stock of Onyx and 32,500 shares of performance-based restricted common stock of Onyx. The option grant will vest and become exercisable over four years with 25% of the shares vesting and becoming exercisable on the first-year anniversary of the grant date and the remaining 75% vesting and becoming exercisable in 36 equal monthly installments thereafter. The restricted shares will vest in a series of three successive equal annual installments over the three-year period commencing from the grant date. The performance-based restricted shares will vest as follows: up to 22,500 shares upon approval by FDA of the carfilzomib NDA (with the final number of shares vesting dependent on the timing of such approval; 11,250 of these restricted shares will not vest since the stretch goal was not met) and up to 10,000 shares upon the attainment of specific operational and organizational goals within Onyx’s Commercial organization, including the development of a proposed global structure and plan for the commercial function at Onyx, the hiring of key personnel within the commercial function and the advancement of the Bayer collaboration on Nexavar and regorafenib. The restricted stock and option vesting are subject to Dr. Torley’s continued employment with Onyx. Dr. Torley’s compensation package was intended to be consistent with our total compensation philosophy while taking into consideration Dr. Torley’s individual attributes and breadth of experience.

Executive Officer Departures

Laura A. Brege, Executive Vice President, Corporate Affairs

On November 14, 2011, Ms. Brege informed the Company of her intent to retire effective December 31, 2011, The Company subsequently entered into a Retirement and Consulting Agreement with Ms. Brege, which provided for (a) retention by the Company of Ms. Brege’s services as a consultant for a period of six months beyond her retirement date, any such services to be paid on an hourly basis; (b) a lump-sum severance payment to Ms. Brege of twelve months’ salary; (c) Ms. Brege’s eligibility to be considered for an annual bonus payment for 2011; (d) continued vesting of Ms. Brege’s outstanding equity awards during the consulting period, and exercisability of vested awards for six months thereafter; (e) up to twelve months’ continuation of Ms. Brege’s health benefits through COBRA, at the Company’s expense; and (f) outplacement assistance. In consideration for these benefits, Ms. Brege has executed a general release of claims.

Ted W. Love, M.D., Executive Vice President, Research & Development and Technical Operations

On February 14, 2012, Dr. Love announced his intention to retire as of August 1, 2012. Based on a Transition and Retirement Agreement between Dr. Love and the Company, and in consideration for a forthcoming release of claims executed by Dr. Love, he will receive (a) an hourly fee paid for any consulting he may provide the Company during the period between his retirement and December 31, 2012; (b) a lump-sum severance payment of up to twelve months’ salary, conditioned upon Dr. Love’s achievement of certain objectives prior to his retirement; (c) continued vesting of his equity awards during the period in which he serves as a consultant to the Company, and exercisability of vested awards for six months thereafter; (d) up to twelve months’ continuation of Dr. Love’s health benefits through COBRA, at the Company’s expense; and (e) reimbursement of expenses.

Executive Compensation Summary

The following table summarizes our approved 2011 salaries, annual incentive target bonus percentages and equity awards for our named executive officers:

	2011 Executive Compensation Summary
Name	Base Salary	Incentive Bonus Target	Number of Stock Options Awarded		Number of Restricted Shares Awarded		Number of Performance Shares Awarded
N. Anthony Coles, M.D.	$701,000	100%	105,000	(1)	15,000	(1)	50,000	(1)
Matthew K. Fust	$452,100	50%	42,000	(1)	6,000	(1)	22,500	(1)
Juergen Lasowski, Ph.D. (2)	$406,600	50%	78,500	(2)	5,500	(1)	22,500	(1)
Ted W. Love, M.D.	$506,500	50%	42,000	(1)	6,000	(1)	22,500	(1)
Helen Torley, M.B. Ch. B. (3)	$500,000	50%	84,000	(3)	12,000	(3)	32,500	(3)

(1)	Stock option, restricted stock, and performance share award amounts were approved by the Compensation Committee and then ratified by the Board of Directors on February 3, 2011 and were granted to such “named executive officers” on March 31, 2011. Stock option awards had an exercise price of $35.18. Vesting of the performance shares was conditioned on the approval by FDA of the carfilzomib New Drug Application, with the final number of shares vesting dependent on the timing of such approval; half of the performance shares indicated will not vest since the stretch goal was not met.

(2)	Dr. Lasowski’s stock option award consisted of an option on 38,500 shares granted for performance and an option on 40,000 shares granted in recognition of his promotion to Executive Vice President.

(3)	Dr. Torley’s stock option and restricted stock awards, and 22,500 of her performance shares, were granted on her date of hire, August 29, 2011. The stock options awarded had an exercise price of $33.70. The remaining 10,000 of Dr. Torley’s performance shares were granted on October 26, 2011.

2012 Executive Officer Compensation

In February 2012, our Compensation Committee and our Board of Directors approved 2012 base salaries, stock option grants, restricted stock units and performance share units to the executive officers. Salary increases were made effective as of January 1, 2012. The Compensation Committee also approved the 2012 annual incentive target bonus percentages. These decisions were based on the executive compensation philosophy principles described earlier in this discussion, including our Compensation Committee’s assessment of achievement of corporate performance goals during 2011.

Executive Compensation Summary

The following table summarizes approved 2012 salaries, targeted annual incentive bonuses and equity awards for our named executive officers:

	2012 Executive Compensation Summary
Name	Base Salary	Incentive Bonus Target	Number of Stock Options Awarded (1)		Number of Restricted Stock Units Awarded (2)		Number of Performance-based Restricted Stock Units Awarded (3)
N. Anthony Coles, M.D.	$740,000	100%		(4)		(4)	(5)
Matthew K. Fust	$467,900	50%		(6)		(6)	17,150
Juergen Lasowski, Ph.D.	$420,800	50%		(6)		(6)	17,150
Ted W. Love, M.D.	$526,800	50%		(6)		(6)	17,150
Helen Torley, M.B. Ch. B.	$500,000	50%		(6)		(6)	17,150

(1)	One-eighth of the shares subject to the stock options will vest on the six-month anniversary of the date of grant and the remaining shares will vest in equal monthly installments over the following 42 months. The stock options will have an exercise price per share equal to the fair market value of one share of the common stock of Onyx Pharmaceuticals, Inc. (“Onyx”) on the effective date of the grant, March 30, 2012 (equal to the closing sales price for the stock as reported on the NASDAQ Global Market on that date).

(2)	One-third of the shares subject to these restricted stock units will vest on the one-year anniversary of the date of grant and the remaining shares will vest in two equal installments on the second and third anniversaries of the date of grant.

(3)	The performance based restricted stock units are subject to performance objectives set by the Compensation Committee of the Board of Directors and will vest in full or in part, or will be forfeited, based on achievement of the performance objectives.

(4)	The Board of Directors approved equity awards subject to time-based vesting with a dollar value of $3.5 million (exclusive of performance-based restricted stock units; see footnotes 3 and 5) to Dr. Coles. These awards are comprised of a stock option and restricted share units allocated based on a pre-determined split. The number of shares subject to these awards will be computed on the grant date, March 30, 2012, based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012, multiplied (in the case of stock options) by a pre-determined Black-Scholes multiplier.

(5)	The Board of Directors approved a performance-based restricted stock unit award with a dollar value of $2.25 million to Dr. Coles. The number of shares subject to this award will be computed on March 30, 2012 based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012.

(6)	Exclusive of performance-based restricted stock units (see footnote 3), the Compensation Committee of the Board of Directors approved equity awards subject to time-based vesting with an aggregate dollar value of $1.126 million to Mr. Fust, $1.126 million to Dr. Lasowski, $1.22 million to Dr. Love, and $450,000 to Dr. Torley. These awards are comprised of a stock option and restricted share units allocated based on a pre-determined split. The number of shares subject to these awards will be computed on the grant date, March 30, 2012, based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012, multiplied (in the case of stock options) by a pre-determined Black-Scholes multiplier.

Post-Employment Obligations

Dr. Coles’ Severance Arrangement

On February 22, 2008, we entered into an employment agreement with Dr. Coles setting forth the terms and conditions of his appointment as President and Chief Executive Officer and setting forth the payments and benefits in the event that his employment is terminated without cause in a non-change-in-control circumstance. The severance payments and benefits in such a circumstance include 36 months’ of his current base salary, payment of COBRA medical insurance coverage premiums consistent with his current coverage for 18 months, up to 18 months’ accelerated vesting of equity awards granted under his employment agreement that are subject to time-based vesting and 12 months to exercise his vested stock options.

Executive Severance Benefit Plan

On December 3, 2008, the Board of Directors adopted an Executive Severance Benefit Plan (the “Severance Plan”), pursuant to which current and future Section 16(b) officers, as defined by the Securities Exchange Act of 1934, of Onyx, excluding Dr. Coles, will be eligible to participate and receive severance benefits under certain circumstances. Under the Severance Plan, if a participating executive officer is involuntarily terminated without cause, or constructively terminated, both as defined in the Severance Plan, then the Executive will be entitled to receive (a) cash severance in a lump sum amount equal to up to one year’s base salary, (b) up to 12 months’ of benefits to continue his or her current health insurance coverage and (c) up to six months following termination to exercise vested stock options. The Severance Plan does not supersede any individually-negotiated employment agreement.

Dr. Coles’ Change-in-Control Severance Agreement

On February 22, 2008, the Company entered into an employment agreement, including an Executive Change-in-Control Severance Benefits Agreement (the “Agreement”), with Dr. Coles. Pursuant to the Agreement, if Dr. Coles’ employment with the Company terminates due to an “involuntary termination without cause”

or a “constructive termination,” as those terms are defined in the Agreement, in either case within 24 months following the effective date of a “change-in-control” (defined in the Agreement) Dr. Coles will receive the following benefits:

•	a lump sum cash payment equal to four times his base salary;

•	payment of his projected COBRA premiums for a period of 24 months in a lump sum;

•	continuation of payment of his premiums for group life insurance for 24 months or until such earlier date as he shall secure subsequent employment that shall provide him with life insurance benefits;

•	payment for his outplacement services for a period of one year following termination, not to exceed $40,000;

•	all stock awards granted to him on or after the effective date of the Agreement will vest in full and he will have 12 months following termination to exercise these stock awards; and

in the event that any severance benefits paid pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), he shall be entitled to a “gross-up payment” (defined in the Agreement). Notwithstanding the foregoing, no gross-up payment will be paid if a reduction in parachute payments by 10% would cause no Excise Tax to be imposed on him.

Executive Change-in-Control Severance Benefits Agreement

On June 4, 2008, the Compensation Committee of the Board of Directors amended the Executive Change-in-Control Severance Benefits Agreement (the “CIC Agreement”). The amended form of the CIC Agreement is intended to comply with new tax regulations and to simplify the calculation of any lump sum cash severance. Subject to limited exceptions, we have entered into a CIC Agreement with our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents (each an “Executive”). Except as provided in the CIC Agreement and explained below, the CIC Agreement supersedes any other policy, plan, program or arrangement relating to severance benefits payable by the Company to the Executive. Under the CIC Agreement, if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are defined in the CIC Agreement, in either case within 24 months following the effective date of a “change-in-control” (defined in the CIC Agreement), an Executive will receive the following benefits:

•

a lump sum cash payment as follows: Executive Vice President and Senior Vice President — 26 months of base salary; Senior Vice President of Human Resources — 26 months of base salary and bonus; and Vice President — 16 months of base salary;

•

payment of the projected COBRA premiums for Executives for such period of time determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with health benefits: Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

•

continuation of payment of the premiums for the Executive’s group life insurance for the number of months determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with life insurance benefits: Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

•

payment for outplacement services for the Executive for a period of one year following termination, not to exceed $25,000 for Executive Vice Presidents and Senior Vice Presidents and $15,000 for Vice Presidents;

•

all stock awards granted to the Executive and that are governed by the CIC Agreement will vest in full and the Executive will have 12 months following termination to exercise these stock awards (unless the stock award term expires prior to that time, in which case to the end of the stock award term); and

•

in the event that any severance benefits paid pursuant to the CIC Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Executive Vice

Presidents and Senior Vice Presidents hired before 2010 shall be entitled to a “gross-up payment” (defined in the CIC Agreement). Notwithstanding the foregoing, no gross-up payment will be paid if a reduction in parachute payments by 10% would cause no Excise Tax to be imposed on an Executive.

Certain stock awards (the “Prior Stock Awards”) held by Executives remain subject to a predecessor executive change in control severance benefits agreement (the “Predecessor Agreement”) and continue to be governed by the Predecessor Agreement. The vesting of the Prior Stock Awards shall accelerate as follows:

•

in the event of a “change-in-control” (defined in the CIC Agreement), the vesting of 50% of the Prior Stock Awards shall be accelerated and shall be exercisable for 12 months following any subsequent termination of the Executive’s employment (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term); and

•

if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are restated in the CIC Agreement, in either case within 13 months following a “change in control,” the Prior Stock Award will vest in full and the Executive will have 12 months following termination in which to exercise the Prior Stock Award (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term).

Eligibility for the change of control and severance benefits summarized in the section titled “Post-Employment Obligations” is contingent upon execution of a general release by the individual upon his or her termination.

Potential Payments Upon Termination — Change-in-Control

The table below identifies the potential payments that each of our Named Executive Officers would have received in the event of a termination without cause or constructive termination (as defined in the respective agreements) in connection with a change in control or a termination without cause or constructive termination absent a change in control. The figures below assume that the transaction or termination occurred on December 31, 2011. All of the potential payments listed in the table below are payments that would have been made pursuant to the terms of the our Executive Severance Benefit Plan or Executive Change in Control Severance Benefits Agreement discussed above under the heading “Post-Employment Obligations,” except for the potential payments to Dr. Coles’ for which potential payment would be made pursuant to the terms of Dr. Coles’ Employment Agreement.

	Acceleration of Vesting
Name	Stock Options (1)	Restricted Stock (2)	Performance Shares (3)	Severance Payment (4)	Continuation of Benefits (5)	Outplacement Services	Tax Gross-Up Payments	Total
N. Anthony Coles, M.D.
Termination without cause (6)	$1,930,557	$1,274,550	—	$2,103,000	$36,842	$—	$—	$5,344,949
Termination in connection with a Change-in-Control (7)	2,710,197	1,494,300	2,197,500	2,804,000	50,202	40,000	—	9,296,199
Matthew K. Fust
Termination without cause (8)	—	—	—	452,100	6,279	—	—	458,379
Termination in connection with a Change-in-Control (9)	891,521	651,910	988,875	979,550	10,229	25,000	935,105	4,482,190
Jeurgen Lasowski, Ph.D.
Termination without cause (8)	—	—	—	406,600	24,561	—	—	431,161
Termination in connection with a Change-in-Control (9)	1,156,897	505,425	988,943	880,967	37,652	25,000	—	3,594,883
Ted W. Love, M.D.
Termination without cause (8)	—	—	—	506,500	24,561	—	—	531,061
Termination in connection with a Change-in-Control (9)	1,258,352	747,150	988,875	1,097,417	37,652	25,000	1,145,891	5,300,336
Helen I. Torley, M.B., Ch. B.
Termination without cause (8)	—	—	—	500,000	24,561	—	—	524,561
Termination in connection with a Change-in-Control (9)	861,000	—	1,955,775	1,083,333	37,652	25,000	1,390,077	5,352,833

(1)

The amounts listed in these columns represent the conversion value of the acceleration of vesting of stock options under our Executive Change in Control Severance Benefits Agreement and under Dr. Coles’

employment agreement. Stock options that become vested are valued based on the closing price of our common stock on December 31, 2011, which was $43.95, less the exercise price on the grant date. For the NEOs that have exercisable stock options at December 31, 2011, the number of such shares can be found in the column titled “Number of Securities Underlying Unexercised Options – Exercisable” in the Outstanding Equity Awards table.

(2)	Restricted stock that becomes vested is valued based on the closing price of our common stock on December 31, 2011, which was $43.95.

(3)	Performance RSUs that vest are valued based on the closing price of our common stock on December 31, 2011, which was $43.95.

(4)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(5)	Represents the present value of the continuation of our current employee benefits, including medical, dental, disability and life insurance.

(6)	The amounts in this row represent the potential payments that would be due to Dr. Coles under his employment agreement if we were to terminate his employment without “Cause” and not in connection with a Change in Control. The severance payment is based on Dr. Coles’ 2011 annual base salary.

(7)	The amounts in this row were determined (a) on the assumption that a “Change in Control” under our retention plan occurred and a Triggering Termination occurred with respect to Dr. Coles’ employment and (b) using the same salary assumptions set forth in note 4.

(8)	The amounts in this row represent the potential payments that would be due under the Onyx Pharmaceuticals, Inc. Executive Severance Benefit Plan if we were to terminate the Executive’s employment without “Cause” and not in connection with a Change in Control. The severance payment is based on the Executive’s 2011 annual base salary.

(9)	The amounts in this row were determined on the assumption that “Change in Control” under our Executive Change in Control Severance Benefits Agreement occurred and a Covered Termination (as defined in those agreements) occurred with respect to the Executive’s employment. The severance amount is based on the Executive’s 2011 annual base salary.

REPORT OF THE COMPENSATION COMMITTEE1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Paul Goddard, Ph.D., Chair

Wendell Wierenga, Ph.D.

Thomas G. Wiggans

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2011, 2010 and 2009 for the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Comp	All Other Compensation		Total
		($)	($)	($) (1)		($) (2)	($) (3)	($)		($)
N. Anthony Coles, M.D.	2011	$701,000	—	2,286,700	(4)	1,654,842	946,350	13,826	(5)	$5,602,718
President and Chief Executive Officer	2010	$676,000	30,420	635,880		2,044,505	422,500	94,846	(5)	$3,904,151
	2009	$650,000	—	1,002,650	(4)	1,579,095	780,000	124,790	(5)	$4,136,535

Matthew K. Fust	2011	$452,100	—	1,002,630	(6)	661,937	289,344	5,790	(7)	$2,411,801
Executive Vice President and Chief Financial Officer	2010	$434,700	7,825	196,820		632,823	152,145	4,790	(7)	$1,429,103
	2009	$417,000	100,000	465,480		1,704,497	219,000	4,765	(7)	$2,910,742

Helen Torley, M.B., Ch.B.	2011	$171,875	—	1,557,250	(8)	1,267,627	111,301	238,380	(9)	$3,346,433
Executive Vice President and Chief Commercial Officer

Ted W. Love, M.D.	2011	$506,500	—	1,002,630	(10)	661,937	329,225	6,018	(11)	$2,506,310
Executive Vice President, Research & Development and Technical Operations	2010	$444,584	8,003	472,230		1,523,168	155,318	4,891	(11)	$2,608,194

Juergen Lasowski, Ph.D.	2011	$406,600	—	985,040	(12)	1,237,191	268,356	8,268	(13)	$2,905,455
Senior Vice President, Corporate Development	2010	$391,000	—	181,680		584,144	140,760	37,518	(13)	$1,335,102
	2009	$376,000	—	309,156		631,638	180,000	244,178	(13)	$1,740,972

(1)	This column represents the grant date fair values as determined pursuant to ASC Topic 718 for stock awards granted with respect to the 2011, 2010 and 2009 fiscal years, as applicable. For additional information, refer to the notes of the Onyx financial statements in the Form 10-K for the years ended December 31, 2011, 2010 and 2009. See the Grants of Plan-Based Awards Table for information regarding stock awards granted in 2011. These amounts reflect the fair value determined in accordance with ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the grant date fair values as determined pursuant to ASC Topic 718 for stock options granted with respect to the 2011, 2010 and 2009 fiscal years, as applicable. For additional information, refer to the notes of the Onyx financial statements in the Form 10-K for the years ended December 31, 2011, 2010 and 2009. See the Grants of Plan-Based Awards Table for information regarding stock options granted in 2010. These amounts reflect the fair value determined in accordance with ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executives.

(3)	Non-equity incentive plan compensation includes cash incentive awards made to each NEO based on the Board of Director’s evaluation of the NEO’s performance against established goals and objectives. Non-equity incentive awards for 2011, 2010 and 2009 were paid in the following year.

(4)	This amount includes the grant date fair values of $1,759,000 and $574,400 as determined pursuant to ASC Topic 718 for performance-based restricted stock and restricted stock unit awards granted to Dr. Coles in the fiscal years 2011 and 2009, respectively. The grant date fair values based upon the highest level of performance of these awards are the same as the grant date fair values. In 2011, Dr. Coles was granted a restricted stock unit award for 50,000 shares in connection with our annual grant in March 2011. The award vests upon US regulatory approval of carfilzomib by certain predefined dates. As of March 31, 2012, the entire 50,000 shares remained unvested and half of the performance shares will not vest, since the stretch goal was not met. In 2009, Dr. Coles was granted a restricted stock award for 20,000 shares in connection with the modification of our employment agreement with him in March 2009. The award vested immediately upon the closing of Dr. Coles’ purchase of a home in the San Francisco Bay Area.

(5)	These amounts consist of (a) Onyx’s payment on behalf of Dr. Coles of $1,518 in group term life insurance premiums ($1,518 in 2010 and $990 in 2009), (b) Onyx’s matching contributions of $4,500 to Dr. Coles’ 401(k) account ($3,500 in 2010 and $3,500 in 2009), (c) $300 in wellness payments ($300 in 2010 and $300 in 2009) and (d) $7,508 in relocation expenses ($9,528 in 2010 and $0 in 2009), (e) $0 in housing allowance ($80,000 in 2010 and $120,000 in 2009).

(6)	This amount includes the grant date fair value of $791,000 as determined pursuant to ASC Topic 718 for a performance-based restricted stock award granted to Mr. Fust in fiscal year 2011. The grant date fair value based upon the highest level of performance of this award is the same as the grant date fair value. In 2011, Mr. Fust was granted a restricted stock award for 22,500 shares in connection with our annual grant in March 2011. The award vests upon US regulatory approval of carfilzomib by certain predefined dates. As of March 31, 2012, the entire 22,500 shares remain unvested.

(7)	These amounts consist of (a) Onyx’s payment on behalf of Mr. Fust of $990 in group term life insurance premiums ($990 in 2010 and $990 in 2009), (b) Onyx’s matching contributions of $4,500 to Mr. Fust’s 401(k) account ($3,500 in 2010 and $3,500 in 2009) and (c) $300 in wellness payments ($300 in 2010 and $275 in 2009).

(8)	This amount includes the grant date fair value of $1,152,850 as determined pursuant to ASC Topic 718 for performance-based restricted stock awards granted to Dr. Torley in fiscal year 2011. The grant date fair values based upon the highest level of performance of these awards are the same as the grant date fair values. In 2011, Dr. Torley was granted two restricted stock awards totaling 32,500 shares in connection with our employment agreement with her in August 2011. These awards vest immediately upon US regulatory approval of carfilzomib by certain predefined dates, as well as other developmental milestones. As of March 31, 2012, the entire 32,500 shares remain unvested.

(9)	This amount consists of (a) Onyx’s payment on behalf of Dr. Torley of $330 in group term life insurance premiums, (b) $150,000 in sign-on bonus, (c) $13,000 in housing allowance, (d) $50 in wellness payments and (e) $75,000 in relocation expenses.

(10)	This amount includes the grant date fair value of $791,000 as determined pursuant to ASC Topic 718 for a performance-based restricted stock award granted to Dr. Love in fiscal year 2011. The grant date fair value based upon the highest level of performance of this award is the same as the grant date fair value. In 2011, Dr. Love was granted a restricted stock award for 22,500 shares in connection with our annual grant in March 2011. The award vests upon US regulatory approval of carfilzomib by certain predefined dates. As of March 31, 2012, the entire 22,500 shares remain unvested.

(11)	These amounts consist of (a) Onyx’s payment on behalf of Dr. Love of $1,518 in group term life insurance premiums ($1,391 in 2010) and (b) Onyx’s matching contributions of $4,500 to Dr. Love’s 401(k) account ($3,500 in 2010).

(12)	This amount includes the grant date fair value of $791,000 as determined pursuant to ASC Topic 718 for a performance-based restricted stock award granted to Dr. Lasowski in fiscal year 2011. The grant date fair value based upon the highest level of performance of this award is the same as the grant date fair value. In 2011, Dr. Lasowski was granted a restricted stock award for 22,500 shares in connection with our annual grant in March 2011. The award vests upon US regulatory approval of carfilzomib by certain predefined dates. As of March 31, 2012, the entire 22,500 shares remain unvested

(13)	These amounts consist of (a) Onyx’s payment on behalf of Dr. Lasowski of $1,518 in group term life insurance premiums ($1,518 in 2010 and $1,518 in 2009), (b) Onyx’s matching contributions of $4,500 to Dr. Lasowski's 401(k) account ($3,500 in 2010 and $3,500 in 2009), (c) $2,250 in housing allowance ($32,500 in 2010 and $39,000 in 2009) and (d) $0 in relocation expenses ($0 in 2010 and $200,000 in 2009) and $0 in wellness payments ($0 in 2010 and $160 in 2009).

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2011.

Name	Grant Date / Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		All Other Option Awards: Number of Securities Underlying Options (#)(6)		Exercise or Grant Date Price of Stock or Option Awards ($/Sh)(7)		Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Target (#)(4)
N. Anthony Coles, M.D.	3/31/2011	—	—	—	50,000	(9)	—		—		35.18		1,759,000
	3/31/2011	—	—	—	—		15,000		—		35.18		527,700
	3/31/2011	—	—	—	—		—		105,000		35.18		1,654,842
	N/A	350,500	701,000	1,051,500	—		—		—		—		—

Matthew K. Fust	3/31/2011	—	—	—	22,500	(9)	—		—		35.18		791,550
	3/31/2011	—	—	—	—		6,000				35.18		211,080
	3/31/2011	—	—	—	—		—		42,000		35.18		661,937
	N/A	113,025	226,050	339,075	—		—		—		—		—

Helen Torley, M.B., Ch.B.	8/29/2011	—	—	—	22,500	(9)	—		—		33.70	(13)	758,250
	8/29/2011	—	—	—	—		12,000	(10)	—		33.70	(13)	404,400
	10/26/2011	—	—	—	10,000	(11)	—		—		39.46		394,600
	8/29/2011	—	—	—	—		—		84,000	(12)	33.70	(13)	1,267,627
	N/A	125,000	250,000	375,000	—		—		—		—		—

Ted W. Love, M.D.	3/31/2011	—	—	—	22,500	(9)	—		—		35.18		791,550
	3/31/2011	—	—	—	—		6,000		—		35.18		211,080
	3/31/2011	—	—	—	—		—		42,000		35.18		661,937
	N/A	126,625	253,250	379,875	—		—		—		—		—

Juergen Lasowski, Ph.D.	3/31/2011	—	—	—	22,500	(9)	—		—		35.18		791,550
	3/31/2011	—	—	—	—		5,500				35.18		193,490
	3/31/2011	—	—	—	—		—		78,500		35.18		1,237,191
	N/A	101,650	203,300	304,950	—		—		—		—		—

(1)	This column represents the annualized threshold potential payment at 50% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2011. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2011 under the annual incentive bonus program.

(2)	This column represents the annualized target potential payment at 100% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2011. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2011 under the annual incentive bonus program.

(3)	This column represents the annualized maximum potential payment at 150% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2011. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2011 under the annual incentive bonus program.

(4)	This column represents the target potential restricted share units that will vest based upon the achievement of certain pre-determined performance-based conditions. Such amounts do not reflect the actual restricted share awards that vested. See the Options Exercised and Stock Vested table for actual restricted share awards that vested during the year-ended December 31, 2011.

(5)	This column shows the number of restricted stock awards granted to the Named Executive Officers, other than Dr. Torley, on March 31, 2011. One-third of the restricted stock awards granted on March 31, 2011 will vest in March 2012, with the remaining shares vesting in series of two successive equal annual installments through March 2014.

(6)	This column shows the number of stock options granted to the Named Executive Officers, other than Dr. Torley, on March 31, 2011. One-eighth of the options granted on March 31, 2011 vested on September 30, 2011 with the remaining options vesting in equal monthly amounts thereafter through March 2015.

(7)	This column shows the exercise price for the stock options granted and the grant date price for the restricted stock awards granted to the Named Executive Officers, which was the closing price of Onyx stock on the date the Compensation Committee approved such grants.

(8)	This column shows the full grant date fair value in accordance with ASC Topic 718 of restricted stock awards and stock options granted to the Named Executive Officers. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. See notes 1 and 2 of the Summary Compensation Table for discussions on the fair value calculations.

(9)	The represents performance share units granted on March 31, 2011 to the Named Executive Officers, other than Dr. Torley whose performance share units were granted on August 29, 2011. Vesting of the performance shares was conditioned on the approval by FDA of the carfilzomib New Drug Application, with the final number of shares vesting dependent on the timing of such approval; half of the performance shares indicated will not vest since the maximum stretch goal was not met.

(10)	This represents a restricted stock award granted to Dr. Torley in connection with our employment letter agreement with her on August 29, 2011. One-third of the restricted stock awards granted on August 29, 2011 will vest in August 29, 2012, with the remaining shares vesting in a series of two successive equal annual installments through August 29, 2014. For more information regarding Dr. Torley’s employment letter agreement, refer to the section titled “Executive Officer Hires” in the Compensation Discussion and Analysis above.

(11)	The performance share units were granted on October 26, 2011. Subject to certain restrictions, the award vests upon the attainment of specific operational and organizational goals. For more information, refer to the section titled “Executive Officer Hires.”

(12)	This represents the number of stock options granted to Dr. Torley in connection with our employment letter agreement with her on August 29, 2011. Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter.

(13)	This represents the grant date price for restricted stock awards and exercise price for the stock options granted to Dr. Torley on August 29, 2011. The grant date price and exercise price was the closing price of Onyx stock on August 29, 2011, as reported on the NASDAQ Global Market, the date the Compensation Committee approved such grants.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of our Named Executive Officers’ annual compensation, including base salaries, the annual incentive bonus program, equity compensation, our equity grant practices, benefits and perquisites and post-employment obligations are described above in our “Compensation Discussion and Analysis.”

As discussed in greater detail in “Compensation Discussion and Analysis,” the non-equity incentive awards are granted pursuant to our annual incentive bonus program, with amounts earned based on the achievement of certain corporate performance goals.

As discussed in greater detail in “Compensation Discussion and Analysis,” the equity compensation is awarded in the form of stock options, restricted stock grants and RSUs under our 2005 Equity Incentive Plan. Restricted stock grants and RSUs subject to time based vesting vest annually over the three years from grant date and there is no purchase price associated with restricted stock grants. The stock options vest ratably over a four-year period. RSUs subject to performance-based vesting vest upon achievement of predetermined performance objectives.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2011. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page: (1) option awards with an expiration date in 2021 for each of the Named Executive Officers and (2) unvested stock awards.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Exercisable (#)	Unexercisable (#)
N. Anthony Coles, M.D.	—	—		—	—	50,000	(11)	2,197,500
						15,000	(2)	659,250
	—	—		—	—	14,000	(3)	615,300
	—	—		—	—	5,000	(4)	219,750
	19,688	85,312	(5)	35.18	3/31/2021
	64,313	82,687	(5)	30.28	3/31/2020	—
	72,188	32,812	(5)	28.55	3/31/2019	—
	328,125	21,875	(6)	29.03	3/31/2018	—

Matthew K. Fust	—	—		—	—	22,500	(11)	988,875
						6,000	(2)	263,700
						4,333	(3)	190,435
	—	—		—	—	4,500	(7)	197,775
	7,875	34,125	(5)	35.18	3/31/2021
	19,906	25,594	(5)	30.28	3/31/2020	—		—
	68,906	25,594	(6)	34.48	1/5/2019	—		—

Helen Torley, M.B., Ch.B.	—	—		—	—	22,500	(11)	988,875
						12,000	(8)	527,400
	—	—		—	—	10,000	(9)	439,500
	—	84,000	(6)	33.70	8/29/2021			—

Ted W. Love, M.D.	—	—		—	—	22,500	(11)	988,875
						6,000	(2)	263,700
						11,000	(10)	483,450
	7,875	34,125	(5)	35.18	3/31/2021	—		—
	52,938	62,562	(6)	28.62	2/1/2020

Juergen Lasowski, Ph.D.	—	—		—	—	22,500	(11)	988,875
						5,500	(2)	241,725
						4,000	(3)	175,800
						2,000	(4)	87,900
	14,718	63,782	(5)	35.18	3/31/2021	—		—
	18,375	23,625	(5)	30.28	3/31/2020
	28,875	13,125	(5)	28.55	3/31/2019
	75,250	8,750	(6)	35.67	5/19/2018

(1)	Value is based on the closing price of Onyx common stock of $43.95 on December 31, 2011, as reported on the NASDAQ Global Market.

(2)	The restricted shares were granted on March 31, 2011. Subject to certain restrictions, remaining shares will vest in three equal installments on March 31, 2012, 2013 and 2014.

(3)	The restricted shares were granted on March 31, 2010. Subject to certain restrictions, remaining shares will vest in two equal installments on March 31, 2012 and 2013.

(4)	The restricted shares were granted on March 31, 2009. Subject to certain restrictions, remaining shares will vest on March 31, 2012.

(5)	Annual option grants vest 1/8th after six months from grant date and 1/48th each month thereafter over four years.

(6)	Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter.

(7)	The restricted shares were granted on January 5, 2009. Subject to certain restrictions, remaining shares will vest on January 5, 2012.

(8)	The restricted shares were granted on August 29, 2011. Subject to certain restrictions, remaining shares will vest in three equal installments on August 29, 2012, 2013 and 2014.

(9)	The performance share units were granted on October 26, 2011. Subject to certain restrictions, the award vests. For more information, refer to the section titled “Executive Officer Hires.”

(10)	The restricted shares were granted on February 1, 2010. Subject to certain restrictions, remaining shares will vest in two equal installments on February 1, 2012 and 2013.

(11)	The performance share units were granted on March 31, 2011. Vesting of the performance shares was conditioned on the approval by FDA of the carfilzomib New Drug Application, with the final number of shares vesting dependent on the timing of such approval; half of the performance shares indicated will not vest since the maximum stretch goal was not met.

Options Exercised and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officer during fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
N. Anthony Coles, M.D.
Options	—	$—	—	$—
Stock	—	—	28,666	1,008,470
Matthew K. Fust
Options	—	—	—	—
Stock	—	—	6,667	243,500
Helen Torley, M.B., Ch.B.
Options	—	—	—	—
Stock	—	—	—	—
Ted W. Love, M.D.
Options	—	—	—	—
Stock	—	—	5,500	197,010
Juergen Lasowski, Ph.D.
Options	—	—	—	—
Stock	—	—	5,600	210,304

(1)	The value realized equals the difference between the option exercise price and the fair market value of Onyx common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the market value of Onyx common stock on the vesting date, multiplied by the number of shares that vested.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

Our Compensation Committee has considered whether our compensation programs introduce or encourage additional risks to the Company. Our Committee does not believe that our compensation programs as currently structured are reasonably likely to have a material adverse effect on the Company. The Committee believes that the balance of long-term equity incentive vehicles, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. In addition, the substantial percentage of long-term equity compensation addresses the long-term financial and operational performance of the Company, while the short-term cash incentive component of our compensation program is capped at a sustainable expense level.

While the Committee regularly evaluates its compensation programs, the Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk-taking.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011.

Equity Compensation Plan Information

Plan Category(1)	Number of securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
	Column a	Column b	Column c
Equity compensation plans approved by security holders	6,933,797	$31.28	4,611,564	(2)

(1)	We have no equity compensation plans that have not been approved by security holders.

(2)	This amount includes 275,176 shares that remain available for purchase under our Employee Stock Purchase Plan. Under the 2005 Equity Incentive Plan, as amended, shares available for issuance should be reduced by one and six tenths (1.6) shares for each share of common stock available for issuance pursuant to a stock purchase award, stock bonus award, stock unit award or other stock award granted. With this adjustment, the total amount available for future issuance would be reduced to 3,665,407 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is currently composed of three non-employee directors: Dr. Goddard, Dr. Wierenga and Mr. Wiggans. None of the members of the compensation committee has at any time since our inception ever been an officer or employee of the Company. During fiscal year ended December 31, 2011, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the NASDAQ rules, and in addition approves any direct or indirect personal loans from the Company to non-executive employees. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify the officer or director under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements Notices of Internet Availability of Proxy materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials or proxy statement and annual report, as a stockholder may have instructed, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or proxy statement and annual report, as you may have instructed, in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Onyx Pharmaceuticals, Inc., 249 E. Grand Avenue, South San Francisco, CA 94080, or (3) contact Investor Relations, at (650) 266-0000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Suzanne M. Shema

Secretary

April 2, 2012

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ONYX PHARMACEUTICALS, INC., 249 E. GRAND AVENUE, SOUTH SAN FRANCISCO, CA 94080.

Annex A

ONYX PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: APRIL 18, 2005

APPROVED BY THE STOCKHOLDERS: JUNE 1, 2005

MOST RECENTLY AMENDED BY THE BOARD OF DIRECTORS: MARCH 21, 2012

MOST RECENTLY APPROVED BY THE STOCKHOLDERS: MAY     , 2012

TERMINATION DATE: APRIL 17, 2015

1.	GENERAL.

(a)      Successor and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Onyx Pharmaceuticals, Inc. 1996 Equity Incentive Plan and the Onyx Pharmaceuticals, Inc. 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”). Following the effective date of this Plan, no additional stock awards shall be granted under the Prior Plans. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plans shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans. Any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the effective date of this Plan shall be subject to the terms of this Plan.

(b)      Eligible Stock Award Recipients. The persons eligible to receive discretionary Stock Awards and Performance Cash Awards are Employees, Directors and Consultants. The persons eligible to receive non-discretionary Stock Awards under the Non-Discretionary Grant Program are Eligible Directors.

(c)      Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards, and (vii) Other Stock Awards. The Plan also provides for the grant of Performance Cash Awards.

(d)      General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)      “Accountant” means the independent registered public accounting firm appointed by the Company.

(b)      “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(c)      “Annual Awards” means Stock Awards granted to each Eligible Director pursuant to Section 8(c)(ii).

(d)      “Annual Meeting” means the first meeting of the Company’s stockholders held each calendar year at which Directors of the Company are selected.

(e)      “Award” means a Stock Award or a Performance Cash Award.

(f)      “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award (including a Stock Award Agreement). Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)      “Board” means the Board of Directors of the Company.

(h)      “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

(i)      “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)      there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)      individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation

Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

(j)      “Code” means the Internal Revenue Code of 1986, as amended.

(k)      “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(d).

(l)      “Common Stock” means the common stock of the Company.

(m)    “Company” means Onyx Pharmaceuticals, Inc., a Delaware corporation.

(n)      “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(o)      “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(p)      “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)     a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)     the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(q)      “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code, which currently means the Company’s principal executive officer and the three (3) other highest compensated officers of the Company, excluding the Company’s principal financial officer, for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(r)      “Director” means a member of the Board.

(s)      “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(t)      “Eligible Director” means a Director who is not an Employee and is eligible to participate in the Non-Discretionary Grant Program.

(u)     “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(v)     “Entity” means a corporation, partnership, limited liability company, or other entity.

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)      “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 15, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(y)      “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)      If the Common Stock is listed on any established stock exchange or traded on any established market, such as the Nasdaq Global Select Market, Nasdaq Global Market, or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)     In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with applicable laws.

(z)      “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)   “Initial Award” means an Option granted to an Eligible Director who meets the specified criteria pursuant to Section 8(c)(i).

(bb)   “Non-Discretionary Grant Program” means the non-discretionary grant program in effect under Section 8 of the Plan.

(cc)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(dd)     “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(ee)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ff)      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(gg)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(hh)     “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ii)       “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(jj)       “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(kk)     “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ll)       “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(mm)   “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(nn)     “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 11(h)(ii).

(oo)     “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) total stockholder return; (xxx) stockholders’ equity; and (xxxi) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(pp)     “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(qq)     “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award.

(rr)      “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 11(h)(i).

(ss)      “Plan” means this Onyx Pharmaceuticals, Inc. 2005 Equity Incentive Plan.

(tt)      “Prior Plans” means the Company’s 1996 Equity Incentive Plan and 1996 Non-Employee Directors’ Stock Option Plan as in effect immediately prior to the effective date of the Plan.

(uu)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(vv)     “Securities Act” means the Securities Act of 1933, as amended.

(ww)   “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(xx)     “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(yy)     “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award, an Other Stock Award, or a Performance Stock Award.

(zz)     “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(aaa)   “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Sections 7(b), 8(c)(ii)(1), and 8(c)(ii)(2).

(bbb)  “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(ccc)    “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(ddd)  “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(eee)    “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(fff)     “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ggg)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(hhh)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.	ADMINISTRATION.

(a)       Administration by Board. The Board shall administer the Plan. The Board may delegate some of its powers of administration of the Plan to a Committee, as provided in Section 3(d). However, the Board may not delegate administration of the Non-Discretionary Grant Program. Any discretionary Award granted to a Director under Sections 6, 7, or 11(h) shall be administered by a committee consisting solely of Non-Employee Directors and those Non-Employee Directors sitting on the committee may administer and grant discretionary Awards to any Director, which may include Awards to themselves.

(b)       Powers of Board. Except with respect to the Non-Discretionary Grant Program, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

 (i)       To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person and (6) the Fair Market Value applicable to a Stock Award.

 (ii)      To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

 (iii)     To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(iv)     To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards. Except with respect to amendments that disqualify or impair the status of an Incentive Stock Option or as otherwise provided in the Plan or an Award Agreement, no amendment of an outstanding Award may materially impair that Participant’s rights under his or her outstanding Award without his or her written consent. Notwithstanding the foregoing, unless prohibited by applicable law, the Board may amend the terms of an Award without the affected Participant’s consent if necessary (1) to maintain the qualified status of the Award as an Incentive Stock Option, (2) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (3) to comply with other applicable laws.

(v)      To amend the Plan or an Award as provided in Section 13.

(vi)     To terminate or suspend the Plan as provided in Section 14.

(vii)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(viii)   To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c)      Administration of Non-Discretionary Grant Program. The Board shall have the power, subject to and within the limitations of, the express provisions of the Non-Discretionary Grant Program:

(i)       To determine the provisions of each Stock Award to the extent not specified in the Non-Discretionary Grant Program.

(ii)      To construe and interpret the Non-Discretionary Grant Program and the Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Non-Discretionary Grant Program or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Non-Discretionary Grant Program fully effective.

(iii)    To amend the Non-Discretionary Grant Program or a Stock Award thereunder as provided in Section 13.

(iv)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Non-Discretionary Grant Program.

(d)      Delegation to Committee.

(i)      General. The Board may delegate some or all of the administration of the Plan (except the Non-Discretionary Grant Program) to a Committee or Committees. If

administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Any Committee administering or granting a discretionary Award to a Director under Sections 6, 7, or 11(h) shall consist solely of Non-Employee Directors; provided, however, that such Committee may administer and grant discretionary Awards to members of such Committee.

(ii)      Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(e)      Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section 3(e), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(y)(ii) above.

(f)       Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(g)       Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

4.	SHARES SUBJECT TO THE PLAN.

(a)      Share Reserve. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, 19,260,045 shares of Common Stock. Such number of shares reserved for issuance consists of (i) the number of shares remaining available for issuance under the Prior Plans, including shares subject to outstanding stock awards under the Prior Plans, (ii) an additional 3,990,000 shares approved by the stockholders at the 2005 Annual Meeting as part of the approval of this Plan, (iii) an additional 1,600,000 shares approved by the stockholders at the 2007 Annual Meeting, (iv) an additional 3,100,000 approved by the stockholders at the 2008 Annual Meeting, (v) an additional 2,000,000 shares approved by the stockholders at the 2009 Annual Meeting, (vi) an additional 3,000,000 shares subject to approval by the stockholders at the 2010 Annual Meeting, plus an additional 2,000,000 shares subject to approval by the stockholders at the 2012 Annual Meeting.

 Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (1) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 6 or 8, or (B) a Stock Appreciation Right granted under Section 7(d) with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; (2) for awards granted prior to the date of the 2009 Annual Meeting, one and three tenths (1.3) shares for each share of Common Stock issued pursuant to (A) a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award granted under Section 7 or 8, or (B) a Stock Appreciation Right granted under Section 7(d) with respect to which the strike price is less than one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; and (3) for awards granted on or after the date of the 2009 Annual Meeting, one and six tenths (1.6) shares for each share of Common Stock issued pursuant to (A) a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award granted under Section 7 or 8, or (B) a Stock Appreciation Right granted under Section 7(d) with respect to which the strike price is less than one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant.

 Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A(8) and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b)       Reversion of Shares to the Share Reserve.

 (i)      Shares Available For Subsequent Issuance. If any (1) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (2) shares of Common Stock issued to a Participant pursuant to a Stock Award (including the Stock Awards transferred from the Prior Plans on the effective date of this Plan) are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (3) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as more than one share against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b)(i), then the number of shares of Common Stock available for issuance under the Plan shall increase by (a) one and three tenths (1.3) shares for shares returning prior to the date of the 2009 Annual Meeting and (b) one and six tenths (1.6) shares for shares returning on or after the date of the 2009 Annual Meeting.

(ii)       Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Stock Purchase Award, Stock Bonus Award, or Stock Unit Award, the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(iii)      Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 12(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 19,260,045 shares, that is, the same as the maximum number of shares of Common Stock that may be issued pursuant to Stock Awards under Section 4(a).

(c)       Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.	ELIGIBILITY.

(a)      Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with Section 409A of the Code. Non-discretionary Stock Awards granted under the Non-Discretionary Grant Program in Section 8 may be granted only to Eligible Directors.

(b)      Ten Percent Stockholders.   A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)      Section 162(m) Limitation.  Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million (1,000,000) shares of Common Stock.

(d)      Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

(e)      Limited Exception to Minimum Vesting Restrictions.  Up to ten percent (10%) of the total number of shares of Common Stock subject to the Plan pursuant to Section 4(a) may be issued as Stock Awards that are not subject to the minimum vesting restrictions imposed by Sections 6(f), 7(a)(iii), 7(b)(ii), 7(c)(ii), 7(d)(iv), 7(e)(ii), and 11(h)(i).

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)      Term.  No Option shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).

(b)      Exercise Price of an Incentive Stock Option.   Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the

Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c)      Exercise Price of a Nonstatutory Stock Option.   The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d)      Consideration.   The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i)        by cash (including electronic funds transfers) or check;

(ii)       pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)      if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to the Participant as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations; or

(v)      in any other form of legal consideration that may be acceptable to the Board.

(e)      Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)       Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii)       Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2).

(iii)      Beneficiary Designation.      Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)      Vesting of Options Generally.   The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Option granted pursuant to this Section 6 shall vest at a rate more favorable to the Optionholder than over a one (1)-year period measured from the date of grant (or the date of hire for newly-hired Optionholders) except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Option is not assumed, continued or substituted by a successor corporation, or (v) upon a Change in Control.

(g)      Termination of Continuous Service.   In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h)      Extension of Termination Date.    An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i)      Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)      Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)      Non-Exempt Employees.    No Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Optionholder’s death or Disability, (ii) upon a Corporate Transaction in which such Option is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Optionholder’s retirement (as such term may be defined in the Optionholder’s Option Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 6(k) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)      Stock Purchase Awards.  Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical; provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)      Purchase Price.  At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii)     Consideration.  At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (1) in cash or by check at the time of purchase, (2) by past or future services rendered to the Company or an Affiliate, or (3) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iii)    Vesting.  Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Purchase Award granted pursuant to this Section 7(a) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (1) death, (2) disability, (3) retirement, (4) upon a Corporate Transaction in which such Stock Purchase Award is not assumed, continued, or substituted by a successor corporation, or (5) upon a Change in Control.

(iv)    Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (1) the Fair Market

Value on the relevant date, or (3) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Purchase Award as a liability for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v)     Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b)      Stock Bonus Awards.    Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical; provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)      Consideration.  A Stock Bonus Award may be awarded in consideration for (1) past or future services rendered to the Company or an Affiliate, or (2) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)     Vesting.  Shares of Common Stock awarded under a Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Bonus Award granted pursuant to this Section 7(b) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (1) death, (2) disability, (3) retirement, (4) upon a Corporate Transaction in which such Stock Bonus Award is not assumed, continued, or substituted by a successor corporation, or (5) upon a Change in Control.

(iii)    Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv)    Transferability.  Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c)      Stock Unit Awards.  Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical; provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)      Consideration.  At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)     Vesting.  At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions on the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Unit Award granted pursuant to this Section 7(c) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (1) death, (2) disability, (3) retirement, (4) upon a Corporate Transaction in which such Stock Unit Award is not assumed, continued, or substituted by a successor corporation, or (5) upon a Change in Control.

(iii)    Payment.  A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv)    Additional Restrictions.  At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award to a time following the vesting of such Stock Unit Award.

(v)     Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi)    Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d)      Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)      Term.    No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)     Strike Price.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)    Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (1) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (2) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)    Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Appreciation Right granted pursuant to this Section 7(d) shall vest at a rate more favorable to the Participant than over a one (1)-year period measured from the date of grant (or the date of hire for newly-hired Participants) except in the event of (1) death, (2i) disability, (3) retirement, (4) upon a Corporate Transaction in which such Stock Appreciation Right is not assumed, continued, or substituted by a successor corporation, or (5) upon a Change in Control.

(v)     Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)    Payment.        The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)    Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (1) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (2) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)    Non-Exempt Employees.    No Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Stock Appreciation Right. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (1) in the event of the Participant’s death or Disability, (2) upon a Corporate Transaction in which such Stock Appreciation Right is not assumed, continued, or substituted, (3) upon a Change in Control, or (5) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Appreciation Right Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Stock Appreciation Rights may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Appreciation Right will be exempt from his or her regular rate of pay.

(e)      Other Stock Awards.

(i)        General.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

(ii)        Vesting.    Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Other Stock Award granted pursuant to this Section 7(e) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (1) death, (2) disability, (3) retirement, (4) upon a Corporate Transaction in which such Other Stock Award is not assumed, continued, or substituted by a successor corporation, or (5) upon a Change in Control.

8.	NON-DISCRETIONARY GRANTS TO ELIGIBLE DIRECTORS.

(a)      General.  The Non-Discretionary Grant Program in this Section 8 allows Eligible Directors to receive Stock Awards automatically at designated intervals over their period of Continuous Service on the Board. The Non-Discretionary Grant Program is intended as the successor to and continuation of the Company’s 1996 Non-Employee Directors’ Stock Option Plan.

(b)      Eligibility.    The Stock Awards shall automatically be granted to all Eligible Directors who meet the specified criteria.

(c)      Non-Discretionary Grants.

(i)      Initial Award.  Without any further action of the Board, at the time a person is first elected or appointed to serve on the Board, provided such person is not an Employee, he or she automatically shall, upon the date of his or her initial election or appointment as an Eligible Director, be granted an Option to purchase twenty thousand (20,000) shares of Common Stock on the terms and conditions set forth in Section 8(d).

(ii)     Annual Awards. Without any further action of the Board, on the last business day in March of each year, beginning on March 31, 2011, each Eligible Director whose Continuous Service has not then terminated shall automatically be granted: (1) an Option to purchase five thousand (5,000) shares of Common Stock on the terms and conditions set forth in Section 8(d), and (2) a Stock Bonus Award covering three thousand (3,000) shares of Common Stock on the terms and conditions set forth in Section 8(e).

a.      If the date that an Eligible Director was granted an Option pursuant to Section 8(c)(i) is less than one year prior to the last business day in March of any year, then without any further action of the Board, the Option otherwise granted to the Eligible Director under Section 8(c)(ii)(1) shall be reduced to that number of shares of Common Stock equal to the product of: (a) five thousand (5,000), and (b) the quotient obtained by dividing (A) the number of days between the last business day in March of that year and the date that such Eligible Director was granted an Option pursuant to Section 8(c)(i), and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Option shall be rounded down to the next whole share.

b.      If the date that an Eligible Director was granted an Option pursuant to Section 8(c)(i) is less than one year prior to the last business day in March of any year, then without any further action of the Board, the Stock Bonus Award otherwise granted to the Eligible Director under Section 8(c)(ii)(2) shall be reduced to that number of shares of Common Stock equal to the product of: (a) three thousand (3,000), and (b) the quotient obtained by dividing (A) the number of days between the last business day in March of that year and the date that such Eligible Director was granted an Option pursuant to Section 8(c)(i), and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Stock Bonus Award shall be rounded down to the next whole share.

(d)      Non-Discretionary Option Grant Provisions.

(i)        Option Type.  Each Option granted hereunder shall be a Nonstatutory Stock Option.

(ii)       Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(iii)      Exercise Price.  The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(iv)      Corporate Transaction.  In the event of (i) a Corporate Transaction, or (ii) any Exchange Act Person becoming the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, then, to the extent not prohibited by applicable law, the time during which Options granted to Eligible Directors pursuant to the Non-Discretionary Grant Program under this Section 8 may be exercised shall (contingent upon the effectiveness of such transaction) be accelerated in full to a date prior to the effective time of such transaction, and such Options shall terminate if not exercised at or prior to such effective time.

(v)       Remaining Terms.  The remaining terms and conditions of each Option shall be as set forth in an Option Agreement in the form adopted from time to time by the Board; provided, however, that the terms of such Option Agreement shall be consistent with the terms of the Plan.

(e)      Non-Discretionary Stock Bonus Award Provisions.

(i)        Consideration.  Payment for the Stock Bonus Award shall be for past or future services rendered to the Company or an Affiliate. In the event that additional consideration is required to be paid so that the shares of Common Stock subject to the Stock Bonus Award shall be deemed fully paid and nonassessable, the Board shall determine the amount and character of such additional consideration.

(ii)       Corporate Transaction.  In the event of (i) a Corporate Transaction, or (ii) any Exchange Act Person becoming the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, then, to the extent not prohibited by applicable law, the vesting of Stock Bonus Awards granted to Eligible Directors pursuant to the Non-Discretionary Grant Program under this Section 8 shall (contingent upon the effectiveness of such transaction) accelerate in full to a date prior to the effective time of such transaction.

(iii)      Remaining Terms.  The remaining terms and conditions of each grant of Stock Bonus Awards shall be as set forth in a Stock Bonus Award Agreement in a form adopted from time to time by the Board; provided, however, that the terms of such Stock Bonus Award Agreement shall be consistent with the provisions of the Plan.

9.	COVENANTS OF THE COMPANY.

(a)      Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)      Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

10.	USE OF PROCEEDS FROM SALES OF COMMON STOCK.

Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	MISCELLANEOUS.

(a)      Acceleration of Exercisability and Vesting.  Except to the extent prohibited by Sections 6(f), 7(a)(iii), 7(b)(ii), 7(c)(ii), 7(d)(iv), 7(e)(ii), and 11(h)(i), the Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)     Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms and the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(c)     No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)      Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e)      Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)      Withholding Obligations.    To the extent provided by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); or (iii) by such other method as may be set forth in the Award Agreement.

(g)      Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(h)      Performance Awards.

(i)      Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), each Performance Stock Award granted pursuant to this Section 11(h)(i) shall require the completion of one (1) year of Continuous Service measured from the beginning of a Performance Period, except in the event of (1) death, (2) disability, (3) retirement, (4) upon a Corporate Transaction in which such Performance Stock Award is not assumed, continued or substituted by a successor corporation, or (5) upon a Change in Control. The maximum benefit to be received by any Participant in any calendar year attributable to Stock Awards described in this Section 11(h)(i) shall not exceed the value of one million (1,000,000) shares of Common Stock.

(ii)      Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to cash awards described in this Section 11(h)(ii) shall not exceed two million dollars ($2,000,000).

(i)      No Obligation to Notify or Minimize Taxes.  The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

(j)      Corporate Action Constituting Grant of Awards.     Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement

(k)      Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(l)      Compliance with Section 409A.  Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(m)      Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

12.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)      Capitalization Adjustments.  If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 15 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 11(h), (iv) the class(es) and number of securities subject to each Stock Award under the Non-Discretionary Grant Program under Section 8, and (v) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.)

(b)      Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)      Corporate Transaction.  The following provisions shall apply to Stock Awards (except those granted under the Non-Discretionary Grant Program) in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i)      Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii)      Stock Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)      Stock Awards Held by Former Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)      Payment for Stock Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (ii) any exercise price payable by such holder in connection with such exercise.

(d)      Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

(e)      Parachute Payments.

(i)      Except as otherwise provided in a written agreement between the Company and a Participant, if the acceleration of the vesting and exercisability of Stock Awards provided for in Sections 8(d)(iv), 8(e)(ii) and 12(c)(ii), together with payments and other benefits of a Participant, (collectively, the “Payment”) (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (y) but for this Section 12(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Participant in full, or (2) provided to such Participant as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(ii)      Except as otherwise provided in a written agreement between the Company and a Participant, any determination required under this Section 12(e) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of Stock Awards other than Options; (3) cancellation of accelerated vesting of Options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. If acceleration of vesting of Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Stock Awards (i.e., the earliest granted Stock Award cancelled last).

(iii)      For purposes of making the calculations required by this Section 12(e), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Participant shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 12(e).

(iv)      If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Participant is liable for the Excise Tax as a result of the Payment, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payment (the “Repayment Amount”). The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

(v)      Notwithstanding any other provision of this Section 12(e), if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay or otherwise provide to the Participant that portion of the Payment that was reduced pursuant to this Section 12(e) contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the Payment are maximized.

(vi)     If the Participant either (i) brings any action to enforce rights pursuant to this Section 12(e), or (ii) defends any legal challenge to his or her rights under this Section 12(e), the Participant shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Participant, the court finds that the action was brought in good faith.

13.	AMENDMENT OF THE PLAN AND AWARDS.

(a)      Amendment of Plan.  Subject to the limitations of applicable law, the Board at any time, and from time to time, may amend the Plan. However, stockholder approval shall be required for any amendment of the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan.

(b)      Stockholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c)      Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)      No Impairment of Rights.  Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e)      Amendment of Awards.  The Board, at any time and from time to time, may amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except as expressly provided in Section 3(b) above, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

14.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)      Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)      No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

15.	EFFECTIVE DATE OF PLAN.

The Plan first became effective upon approval by the Company’s stockholders at the 2005 Annual Meeting.

16.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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0000136121_1 R1.0.0.11699

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director:

1. Election of Directors

Nominees

01 Paul Goddard 02 Antonio J. Grillo Lopez 03 Wendell Wierenga

ONYX PHARMACEUTICALS, INC.

249 E. GRAND AVENUE

SOUTH SAN FRANCISCO, CA 94080

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time, May 20, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you vote FOR proposals 2, 3, and 4. For Against Abstain

2. To approve an amendment to the Company’s 2005 Equity Plan to, among other things, increase the aggregate number of shares of

Common Stock authorized for issuance under the plan by 2,000,000 shares.

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.

4. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address change/comments, mark here.

(see reverse for instructions)

0000136121_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/

are available at www.proxyvote.com .

ONYX PHARMACEUTICALS, INC.

San Mateo Marriott

1770 South Amphlett Blvd.

San Mateo, CA 94402

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 21, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees for director, and “FOR” items 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint N. Anthony Coles, M.D., Matthew K. Fust and Suzanne M. Shema, each proxies with full power of substitution, to vote these shares of record at the close of business on March 22, 2012 on the matters on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and all adjournments.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Address change/comments:

Continued and to be signed on reverse side